                [Carneghi-Bautovich & Partners, Inc. Letterhead]




                                        November 18, 1996



Mr. Larry McReynolds
Manager Real Estate & Facilities
Triad Systems Corporation
3055 Triad Drive
Livermore, CA 94550-9559               Re:  96-ASF-359, Appraisal
                                       Triad Business Park
                                       Livermore, California


Dear Mr. McReynolds:

At your request and authorization, Carneghi-Bautovich & Partners, Inc. has made an appraisal of the as-is fee simple interest in 27 vacant land sites in the Triad Business Park and the as-is leased fee interest in the 219,818 square feet of office and office/flex buildings occupied by Triad Systems, assuming the entire holding is sold in a single transaction. The subject is located on the north side of Interstate 580 at Airway Boulevard in the City of Livermore, Alameda County, California. The subject is identified as Lots 1 through 25 and the Triad Systems Corp. buildings shown on the Triad Park site plan presented later in this report. The subject lots and building improvements are identified by the Alameda County Assessor's office as portions of Assessor's Parcel Numbers 905-9-2, 3, 7, 8, 9, 10, 11, 12, 18-1, 19, 21, 22-3, 29, 30, 31,
32, 33, 34, 35, 44, 47, and 48.

The vacant sites are divided into the planning and use categories of residential, industrial/office flex, retail, and open space. The residential portion is divided into three lots and contains approximately 25 usable acres. The industrial flex portion is divided into 12 lots and contains approximately 92 usable acres. The retail/commercial oriented portion is divided into 10 lots and contains approximately 27 usable acres. The total usable area for these 25 lots is approximately 144 acres. In addition, there are two lots, one of approximately 110 acres designated for open space or agricultural use and one of 4.54 acres planned to be dedicated for transportation improvements. Approximately half the required offsite improvements are in place, funded through a combination of assessment bonds and community facility bonds. The construction of the remaining offsite improvements are expected to be funded through additional community facility bonds and are planned with the sale of the subject lots.

The building improvements consist of 3 buildings that contain a total area of 219,818 square feet on a 15-acre site. All of the buildings are of concrete tilt-up construction and were built in 1987. Building G is a two-story office building containing approximately 70,986 square feet. Buildings K and F are single story industrial flex buildings with 74,064 and 74,768 square feet. The office build-out in these buildings is 90 percent and 40 percent respectively.

Mr. Larry D. McReynolds                -2-                  November 18, 1996


This appraisal assumes that the buyer will succeed to the rights and obligations of Triad under the existing Subdivision Improvements Agreement. Further, relative to the building improvements, this appraisal assumes the proposed lease amendment between Triad Systems as tenant and 3055 Triad Drive Corp., as landlord has been executed and is in effect at the stated terms therein.

The purpose of this appraisal is to estimate the as-is market value of the subject property. The intended use (function) of this appraisal is for the exclusive use by Triad Systems Corporation, for documentation as to market value concerning a proposed transaction, for the calculation of taxable income for the proposed transaction to be reported by the Internal Revenue Service, for evaluation of possible offers as to fairness and will (at least in part) be included as an exhibit to an information statement to be sent to all Triad stockholders and filed with the Securities Exchange Commission.

This is a complete appraisal presented in a self-contained appraisal report. A more complete description of the subject property as well as the research and analysis leading to our opinion of value is contained in the attached report. Chapter I provides a summary of the salient facts and conditions upon which this appraisal is based and reviews the value conclusions.

Based on the research and analysis contained within the attached report and subject to the assumptions and limiting conditions contained therein, it is the opinion of the undersigned that the cash equivalent market value of the fee simple and leased fee interest in the subject property, in as-is condition, assuming the lease amendment is executed and sale in a single transaction, as of November 1, 1996, is:

               THIRTY ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                 ($31,800,000)

Further, it is our opinion that the property could be sold at the above market value within a 12-month exposure period.

CERTIFICATION OF APPRAISERS

We, the undersigned, hereby certify that, to the best of our knowledge and belief: the statements of fact contained in this report are true and correct; the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions; we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved; our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a

Mr. Larry D. McReynolds                -3-                  November 18, 1996


subsequent event; the appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan; our analyses, opinions and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice, Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute; and is in compliance with FIRREA; we have made a personal inspection of the properties which are the subject of this report; no one other than the undersigned provided significant professional assistance to the persons signing this report. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. As of the date of this report Chris Carneghi and Ronald Blum have completed the requirements under the continuing education program of the Appraisal Institute. In accordance with the Competency Provision in the USPAP, we certify that our education, experience and knowledge are sufficient to appraise the type of property being valued in this report.

We are pleased to have had this opportunity to be of service. Please contact us if there are any questions regarding this appraisal.

                                      Sincerely,

                                       CARNEGHI-BAUTOVICH & PARTNERS, INC.


                                       /s/ CHRIS CARNEGHI
                                       ------------------
                                       Chris Carneghi, MAI
                                       Certified General Real Estate Appraiser
                                       State of California No. AG001685


                                       /s/ RONALD BLUM
                                       ---------------
                                       Ronald Blum, MAI
                                       Certified General Real Estate Appraiser
                                       State of California No. AG009958


                                       /s/ MARK A. WATTS
                                       -----------------
                                       Mark A. Watts
                                       Certified General Real Estate Appraiser
                                       State of California No. AG015362

/sl

                               TABLE OF CONTENTS


I.       REPORT SUMMARY                                                                               1

         A.      Property Appraised                                                                   1
         B.      Subject Property Identifications                                                     2
         C.      Purpose and Function of Appraisal                                                    2
         D.      Scope of Appraisal                                                                   2
         E.      Date of Appraisal and Date of Report                                                 2
         F.      Definition of Terms                                                                  3
         G.      Valuation Summary                                                                    3
         H.      Specific Limiting Conditions                                                         4
         I.      General Limiting Conditions                                                          4

II.      AREA AND NEIGHBORHOOD DESCRIPTION                                                            6

         A.      Alameda County                                                                       6
         B.      The City of Livermore                                                                6
         C.      Subject Neighborhood                                                                 7

III.     MARKET TRENDS                                                                                9

         A.      Industrial Flex and Office Markets                                                   9
         B.      Commercial/Retail Market                                                             9
         C.      Residential Market                                                                  10
         D.      Conclusions                                                                         10

IV.      PROPERTY IDENTIFICATION                                                                     12

         A.      Subject Property Description                                                        12
         B.      Ownership                                                                           12
         C.      Easements and Restrictions                                                          13
         D.      Zoning                                                                              14
         E.      Utilities                                                                           16
         F.      Environmental Observations                                                          16
         G.      Flood Zone, Seismic, Census Tract and Map Page Grid
                 Information                                                                         16
         H.      Assessed Valuation and Real Estate Taxes                                            17

V.       PROPERTY DESCRIPTION                                                                        18

         A.      Existing and Proposed Site Improvements                                             18
         B.      Site Layout and Description                                                         19
         C.      Building Improvements                                                               21
         D.      ADA Compliance                                                                      24

VI.      HIGHEST AND BEST USE AND APPRAISAL METHODOLOGY                                                   25

         A.      Highest and Best Use                                                                     25
         B.      Methodology                                                                              27

VII.     RETAIL VALUATION - FINISHED LAND                                                                 30

         A.      Comparable Sales - Industrial and Retail Sites                                           30
         B.      Analysis and Conclusions Industrial and Commercial Lots                                  33
         C.      Residential Lots                                                                         36
         D.      Open Space                                                                               37
         E.      Summary                                                                                  37

VIII.    DISCOUNTED (BULK) VALUE CONCLUSION                                                               38

         A.      DCF Assumptions                                                                          38
         B.      Bulk Value Conclusion                                                                    42
         C.      As-Is Value                                                                              42

IX.      VALUE OF TRIAD BUILDINGS - DIRECT SALES COMPARISON
         APPROACH                                                                                         43

         A.      Comparable Building Sales                                                                43
         B.      Analysis                                                                                 45

X.       VALUATION BY THE INCOME APPROACH                                                                 47

         A.      Current Leasing Status                                                                   47
         B.      Lease Survey and Analysis                                                                49
         CC.     Stabilized Income Statement                                                              50
         D.      Value Conclusion                                                                         52

XI.      RECONCILIATION AND CONCLUSION - BUILDING IMPROVEMENTS                                            53

XII.     FINAL VALUE CONCLUSION                                                                           54

XIII.    EXPOSURE/MARKETING PERIOD                                                                        55

         A.      Exposure Period                                                                          55
         B.      Marketing Time                                                                           55

                               TABLE OF EXHIBITS

                                                                                                           PAGE
LIST OF TABLES

Table 1  -       Site Number and Identification                                                            12.1

Table 2  -       Assessed Value and Taxes                                                                  17.1

Table 3  -       Comparable Land Sales                                                                     30.1

Table 4  -       Comparable Residential Land Sales                                                         36.1

Table 5  -       Comparable Open Space/Agricultural Land Sales                                             37.1

Table 6  -       Summary of Aggregate Retail Values                                                        37.2

Table 7  -       Discounted Land Valuation                                                                 39.1

Table 8  -       Comparable Building Sales                                                                 43.1

Table 9  -       Comparable Leases                                                                         49.1

Table 10-        Stabilized Net Operating Income Statement                                                 50.1

LIST OF MAPS

Regional Map                                                        facing                  6

Neighborhood Map                                                    facing                  7

Site Plan                                                           facing                  12

Zoning and Use Map                                                  facing                  14

Site Plan                                                           facing                  18

Building Site Plans                                                 facing                  21

Floor Plans                                                         following          21, 22

Comparabe Land Sales                                                facing         30.1, 30.2

Comparable Residential Land Sales                                   facing                36.1

Comparable Open Sapce Land Sales                                    facing                37.1

Comparable Building Sales                                           facing                43.1

Comparable Rentals                                                  facing                49.1

                                    ADDENDA



                                  Title Report

                          Subject Building Photographs

                          Comparable Sale Photographs

                          Comparable Rent Photographs

                         Unbuildable Hillside Area Map

                               Building Synopsis

                    Assessment District cost Estimate Table

                          Qualifications of Appraisers

Appraisal: Triad Business Park, Livermore, CA                          Page 1
-----------------------------------------------------------------------------

I.       REPORT SUMMARY

         A.      Property Appraised

The subject property appraised is the as-is fee simple interest in 27 vacant land sites in the Triad Business Park and the as-is leased fee interest in the 219,818 square feet of office and office/flex buildings occupied by Triad Systems, assuming the entire holding is sold in a single transaction. The subject is located on the north side of Interstate 580 at Airway Boulevard in the City of Livermore, Alameda County, California. The subject is identified as Lots 1 through 25 and the Triad Systems Corp. buildings shown on the Triad Park site plan presented later in this report. The subject lots and building improvements are identified by the Alameda County Assessor's office as portions of Assessor's Parcel Numbers 905-9-2, 3, 7, 8, 9, 10, 11, 12, 18-1, 19, 21,
22-3, 29, 30, 31, 32, 33, 34, 35, 44, 47, and 48.

The vacant sites are divided into the planning and use categories of residential, industrial/office flex, retail, and open space. The residential portion is divided into three lots and contains approximately 25 usable acres. The industrial flex portion is divided into 12 lots and contains approximately usable 92 acres. The retail/commercial oriented portion is divided into 10 lots and contains approximately usable 27 acres. The total usable area for these lots is approximately 144 acres. In addition, there are two lots, one of approximately 110 acres designated for open space or agricultural use and one of 4.54 acres dedicated for transportation improvements. Approximately half the required offsite improvements are in place, funded through a combination of assessment bonds and community facility bonds. The construction of the remaining offsite improvements are expected to be funded through additional community facility bonds and are planned with the sale of the subject lots.

The building improvements consist of 3 buildings that contain a total area of 219,818 square feet on a 15-acre site. All of the buildings are of concrete tilt-up construction and were built in 1987. Building G is a two-story office building containing approximately 70,986 square feet. Buildings K and F are single story industrial flex buildings with 74,064 and 74,768 square feet. The office build-out in these buildings is 90 percent and 40 percent respectively.

This appraisal assumes that the buyer will succeed to the rights and obligations of Triad under the existing Subdivision Improvements Agreement. Further, relative to the building improvements, this appraisal assumes the proposed lease amendment between Triad Systems as tenant and 3055 Triad Drive Corp., as landlord has been executed and is in effect at the stated terms therein.

Appraisal: Triad Business Park, Livermore, CA                          Page 2
-----------------------------------------------------------------------------


B.       Subject Property Identifications


                     Zoning                                                                 PUD. 108 (Business and Commercial)
                                                                                      PUD 116 (Service, Retail and Industrial)
                                                                                                     PUD 117-94 (Residential)

                     Census Tract Number                                                                Tract 4507.21, Block 2

                     Earthquake Zone (Not in Alquist Priolo)                                                               N/A

                     Flood Zone (Insurance Not Required)                                                                     X

                     Thomas Map References                                                                    Page 39, Grid E4

C.       Purpose and Function of Appraisal

         This appraisal was requested by Mr. Larry McReynolds, Manager Real Estate and Facilities of Triad Systems Corporation. The purpose of this appraisal is to estimate the as-is market value of the subject property. The intended use (function) of this appraisal is for the exclusive use by Triad Systems Corporation, for documentation as to market value concerning a proposed transaction, for the calculation of taxable income for the proposed transaction to be reported by the Internal Revenue Service, for evaluation of possible offers as to fairness and will (at least in part) be included as an exhibit to an information statement to be sent to all Triad stockholders and filed with the Securities Exchange Commission.

D.       Scope of Appraisal

         The scope of this appraisal report is to utilize the appropriate approaches to value in accordance with Uniform Standards of Professional Appraisal Practice (USPAP) to arrive at a market value conclusion. Specific steps include the inspection of the subject property and the research and analysis of comparable data to arrive at value indications as put forth in the following report.

         This is a complete appraisal in a self-contained report.

E.       Date of Appraisal and Date of ReportDate of Appraisal and Date of
         Report

         The effective date of valuation is November 1, 1996, the last date of inspection of the subject property.

Appraisal: Triad Business Park, Livermore, CA                           Page 3
------------------------------------------------------------------------------

The date of the appraisal report is November 18, 1996.

F.       Definition of Terms

         1.      Definition of Market Value (OCC 12 CFR 34.42 (f)) (OTS 12 CFR,
                 Part 564.2 (f)).

                 Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                 a.       Buyer and seller are typically motivated;

                 b. Both parties are well informed or well advised, and acting in what they consider their own best interests;

                 c. A reasonable time is allowed for exposure in the open market;

                 d. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

                 e. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

G.       Valuation Summary

         Based on the research and analysis contained within this report and subject to the assumptions and limiting conditions contained herein, it is the opinion of the appraisers that the cash equivalent market value of the fee simple and leased fee interest in the subject property, in as-is condition, assuming sale in a single transaction, as of November 1, 1996, is:

               THIRTY ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                 ($31,800,000)

                 Further, it is our opinion that the property could be sold at the above market value within a 12-month exposure period.

Appraisal: Triad Business Park, Livermore, CA                          Page 4
------------------------------------------------------------------------------


H.       Specific Limiting Conditions

         1. A current title report was not provided to the appraisers. This report assumes no easements or restrictions have been recorded which would affect the market value of the subject, other than as noted in the report.

         2. This appraisal assumes that the buyer will succeed to the rights and obligations of Triad under the existing Subdivision Improvements Agreement.

         3. The appraisal report assumes the assessment bond projections accurately reflect the necessary remaining costs to complete the subject vacant lots.

         4. This appraisal assumes the proposed lease amendment between Triad Systems as tenant and 3055 Triad Drive Corp., as landlord has been executed and is in effect at the stated terms therein.

I.       General Limiting Conditions

         1. It is the client's responsibility to read this report and to inform the appraiser of any errors or omissions of which he/she is aware prior to utilizing this report or making it available to any third party.

         2. No responsibility is assumed for legal matters. It is assumed that title of the property is marketable and it is free and clear of liens, encumbrances and special assessments other than as stated in this report.

         3. Plot plans and maps are included to assist the reader in visualizing the property. Information, estimates, and opinions furnished to the appraiser, and contained in the report, were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy of such items furnished the appraiser is assumed by the appraiser.

         4. All information has been checked where possible and is believed to be correct, but is not guaranteed as such.

         5. The appraiser assumes that there are no hidden or unapparent conditions of the property, subsoil, or structures, which would render it more or less valuable. The appraiser assumes no responsibility for such conditions, or for engineering which might be required to discover such factors. It is assumed that no soil contamination exists as a result of chemical drainage

Appraisal: Triad Business Park, Livermore, CA                          Page 5
-----------------------------------------------------------------------------

                 or leakage in connection with any production operations on or near the property.

         6. In this assignment, the existence (if any) of potentially hazardous materials used in the construction or maintenance of the improvements or disposed of on the site has not been considered. These materials may include (but are not limited to) the existence of formaldehyde foam insulation, asbestos insulation, or toxic wastes. The appraiser is not qualified to detect such substances; the client is advised to retain an expert in this field.

         7. Any projections of income and expenses in this report are not predictions of the future. Rather, they are an estimate of current market thinking of what future income and expenses will be. No warranty or representation is made that these projections will materialize.

         8. The appraiser is not required to give testimony or appear in court in connection with this appraisal unless arrangements have been previously made.

         9. Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with the proper written qualification, only in its entirety, and only for the contracted intended use as stated herein.

         10. Neither all nor part of the contents of this report shall be conveyed to the public through advertising, public relations, news sales, or other media without the written consent and approval of the appraiser, particularly as to the valuation conclusions, the identity of the appraisers, or any reference to the Appraisal Institute or the MAI designation.

         11. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of ADA in estimating the value of the property, other than as noted in the report.


Facing Page 6 - "Regional Map"
                 Road map of the greater San Francisco Bay Area with location of subject property marked with an arrow indicating "SUBJECT."

Appraisal: Triad Business Park, Livermore, CA                          Page 6
------------------------------------------------------------------------------

II.      AREA AND NEIGHBORHOOD DESCRIPTION

         A.      Alameda County

                 Alameda County is one of the five counties of metropolitan San Francisco, also known as the San Francisco-Oakland Standard Metropolitan Statistical Area. The western portion of the county, which contains most of the population and economic activity, is situated on the flatland adjacent to San Francisco Bay. The northwestern cities of Alameda including Berkeley, Oakland and San Leandro, are older and most of the growth in the 1980s and early 1990s has occurred in the southern and central cities of Alameda County. The eastern portion of the county is mountainous and largely undeveloped.

                 Alameda County is the traditional manufacturing, transportation and warehousing center for the San Francisco Bay Area. The county has an advantageous location on the eastern side of San Francisco Bay. Transportation facilities include three transcontinental railroads, the Port of Oakland, extensive freeways, and the Bay Area Rapid Transit (BART) system. The county is linked to San Francisco and the west side of the bay by three bridges.

                 The population is slowly growing. The 1990 Census reported the Alameda County population to be 1,279,182, an increase of
                 15.7 percent over the 1980 population. According to the Association of Bay Area Governments (ABAG), the population is expected to be 1,518,700 by the year 2005. The California Department of Finance reported the population as of January 1, 1996 to be 1,356,100.

                 Total employment in Alameda County has grown steadily in recent years. The leading employment sector in the county is Service with nearly 36 percent of the jobs. Unemployment for Alameda County has been between 4.0 and 6.0 percent over the past year. According to the State Department of Employment Development, the unemployment rate for Alameda County was 5.3 percent in February 1996, compared with 5.6 percent one year earlier. Several military base closings are expected to slightly offset net employment growth until the year 2000.

         B.      The City of Livermore

                 The City of Livermore, incorporated in 1969, is in Alameda County, approximately 40 miles southeast of San Francisco. Livermore is on the eastern perimeter of the Tri-Valley area, roughly seven miles east of the cities of Pleasanton and Dublin, along Interstate 580.


Facing Page 7 - "Neighborhood Map"
                 Road map of the Livermore Area with location of subject property marked with an arrow indicating "SUBJECT."

Appraisal: Triad Business Park, Livermore, CA                          Page 7
-----------------------------------------------------------------------------

                 According to the DOF, From a 1980 population of 49,612, Livermore grew 14 percent to 56,400 residents as of 1990. The community had a population of 65,400 as of January 1996, which represents an approximate 16.0 percent increase from the 1990 population. By the year 2005, the population of Livermore is projected to increase another 33.0 percent from current levels, to 87,000.

                 Compared to other Tri-Valley cities, Livermore's growth has been gradual. This is due in large part to its peripheral location in the eastern Tri-Valley area, and the city's stated goal to limit population growth to 2.5 percent annually.

                 According to the ABAG, employment in Livermore is projected to increase 67 percent from 1990 to 2010. A major factor contributing to Livermore's relatively high employment growth rate is the city's two governmental research laboratories. These facilities provide a relatively high proportion of the area's total employment, and have remained relatively unaffected by the current economic recession and governmental budget cuts. The Lawrence Livermore Laboratory employs 9,000 people and the Sandia National Laboratory employs 1,100. Both laboratories were established in Livermore after World War II and have been major inducements for area development. Major private sector employers in Livermore include Triad Systems, Inc., Intel Corporation and Hexel Corporation.

                 Although population and employment growth has been gradual within the city of Livermore, the growth of the industrial segment of the market has expanded more rapidly. While the communities of Pleasanton and San Ramon have captured the bulk of the office space users, development in Livermore has centered around industrial users, especially warehousing and distribution.

         C.      Subject Neighborhood

                 The subject property is in a light industrial and commercial area of Livermore, northeast of the Livermore Municipal Airport in the northwestern portion of the city. The greater subject neighborhood is generally bounded by Doolan Road and the City of Livermore limits to the west, Airway Boulevard to the south, the Chabot College Livermore Campus and the City of Livermore Limits to the east and the hills of Alameda County to the north. The boundaries of the immediate subject environs are the boundaries of Triad Business Park. Downtown Livermore is approximately two miles to the southeast of the subject.

                 The subject neighborhood was developed in the late 1980s as Triad Business Park. The master plan for the area at the time of inception was for strictly light industrial uses. Due to changed market conditions since its inception, a broader group of uses have been developed and planned for the neighborhood. In addition to light

Appraisal: Triad Business Park, Livermore, CA                          Page 8
-----------------------------------------------------------------------------

                 industrial uses, service commercial/retail has been developed and residential is planned.

                 The southern half of the neighborhood, below North Canyons Parkway, has been developed with commercial oriented uses including a gas station, hotel, and a Costco retail warehouse. An additional hotel is currently under construction and a motorcycle dealership is also planned for this area.

                 The northern half of the neighborhood abuts the hills of Alameda County and is vacant except the Triad Headquarters buildings. However, Microdental (a dental appliance manufacturer) is planning a light industrial facility on North Canyons Parkway at Triad Drive and Lincoln Properties is planning a 150,000 square foot speculative flex industrial building on North Canyons Parkway. Residential development is planned for the northeast corner of the subject neighborhood. The first phase is to be 176 townhouse-style residential units followed by 54 duet-style residential units.

                 The area south of Interstate 580 is improved with the Las Positas Golf Course, Livermore Municipal Airport and several light industrial developments. The western portion of this general neighborhood is improved with Las Positas Golf Course and the Livermore Reclamation Plant. The Livermore Municipal Airport adjoins the golf course to the east. The eastern and southeastern portions of the neighborhood are improved with several light industrial parks and developments.

                 The Livermore Airport is designated by the FAA as a reliever airport with a class designation of "basis transport." Constructed in 1965, it has a 4,000 foot runway with instrument landing system, as well as hangars, a restaurant, taxi ways and a parking lot. There is also an auxiliary runway of 2,600 feet and plans for a future 1,200 foot extension of the main runway.

                 The subject neighborhood is considered one of the superior industrial locations in Livermore. Zoning is oriented toward high end, or low intensity, light industrial uses. Good freeway access from Airway Boulevard enhance its appeal. The area also has good proximity to the Livermore Airport and is the closest industrial area in Livermore to Pleasanton and the greater San Francisco Bay Area.

Appraisal: Triad Business Park, Livermore, CA                          Page 9
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III.     MARKET TRENDS

         A.      Industrial Flex and Office Markets

                 Similar to most parts in the Bay Area, the Tri-Valley Area experienced over building in the early 1980s. This led to high vacancy rates that lasted from the late 1980s through the early to mid-1990s. However, the lack of new construction, coupled with a stronger local economy resulted in strong absorption of all types of office and industrial space in the Tri-Valley area. It appears the market reached its supply and demand equilibrium in 1995. In 1996, the demand for space has continued and there is an upward pressure on rental rates.
                 The Third Quarter 1996 market survey prepared by Grubb & Ellis shows a total overall vacancy rate for office, industrial and flex product of 4.7 percent and a year total absorption of 382,877 square feet.

                 Both real estate brokers and active investors are estimating rental increases greater than 10 percent. This is supported by pending and recent leases in the market at rates between 5 and 10 percent higher than leases signed in 1995. The strength of the market has led developers to construct some limited new speculative industrial and office product. An example close to the subject is the Airport Business Center at Wright Brothers Circle, which has constructed several speculative industrial condominiums. Another example within the subject business park is Lincoln Property's planned 150,000 square foot speculative flex building. The broker for this property reports pro-forma rents of approximately $1.05 NNN for fully built-out office space. In the recent past industrial space was typically rented on an industrial gross basis, with rental rates ranging from $0.50 to $0.85 per square foot.

         B.      Commercial/Retail Market

                 Livermore is a growing city which has significant freeway frontage but has never had a large amount of retail space.
                 The only retail space in the city has been an older style downtown and scattered community and neighborhood shopping centers. During the late 1980s and early 1990s, several ambitious shopping centers were planned for Livermore. The largest proposed and constructed are adjoining Interstate 580.

                 The retail leasing market in the city of Livermore continues to recover after several years of greater supply than demand. Market rents declined in the early 1990s, but have stabilized. The vestiges of overbuilding remain, such as the vacant and boarded up Vineyard Factory Outlet Center at Greenville Road and Interstate 580. The project was constructed on a speculative basis and was not able to attract sufficient tenants.

Appraisal: Triad Business Park, Livermore, CA                         Page 10
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                 In contrast, stand-alone destination retail uses with freeway frontage have been more successful during the last four years. Examples include automobile dealerships, restaurants, hotels and "big box" retailers such as Costco and Walmart. The uses have a broader retail draw and depend on the high Interstate 580 traffic count.

         C.      Residential Market

                 In past years, Alameda County has been the beneficiary of strong housing demand due to its proximity to major Bay Area employment centers. This demand, coupled with a limited supply of available land for residential development, has put significant upward pressure on residential values within Alameda County and has pushed growth outward into the east county area. Even in eastern Alameda County, despite relatively abundant vacant land, demand factors have historically put upward pressure on residential values. After 1990, however, residential values in the east county have declined. An abundant supply of new East County housing, a slowdown in the residential resale market, and recessionary factors, all contributed to the general market downturn experienced over the past several years. More recent market factors indicate that demand for single family residences in the area is showing signs of improvement.

                 In summary, demand for housing has been historically strong within both the County and City. However, recent recessionary factors and past years' price increases have reduced affordability. This led to declining finished unit absorption and pricing from about 1990 through 1995. More recently, the market has shown signs of improvement as reflected in absorption and pricing.

         D.      Conclusions

                 The improved economy coupled with the lack of new construction during the last four years has resulted in positive absorption of nearly all types of real estate in 1995 and 1996. Rental rates and sale prices for industrial, office, retail and residential uses are trending upward. Investors and developers are gaining confidence that current market conditions are sustainable and improving. Speculative construction of office and industrial space is being considered; and, the Livermore market may have reached the point where rental rates justify the cost of construction for these uses.

                 The absorption rate for land and buildings appears to be improving. Industrial and office leasing statistics combined indicate a decline in vacancy rates from more Than 10 percent to 4.7 percent as of the third quarter of 1996, according to statistics compiled by Grubb & Ellis. In terms of land, approximately 40 acres have been

Appraisal: Triad Business Park, Livermore, CA                         Page 11
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                 sold in the subject business park during the last year.  In addition, much of the remaining land in the subject park has been optioned by a first right of refusal.

                 The investment market for real estate is also improved. The market is active and a variety of institutional and private investors are seeking to purchase properties of all types. Yield and capitalization rates appear to be trending downward as investors anticipate increased rental rates.


Facing Page 12 - "Site Plan"
                 Engineers plan drawing labeled "Triad Park, City of Livermore, California, September 1996" showing Subject Property and neighboring lots.

Appraisal: Triad Business Park, Livermore, CA                         Page 12
-----------------------------------------------------------------------------

IV.      PROPERTY IDENTIFICATION

         A.      Subject Property Description

                 Legal description of the subject property is included in the preliminary title report issued by Transamerica Title Insurance Company, dated June 8, 1987, the most recent available. A copy of this report is reproduced in the Addenda. The title report Assessor's Parcels do not correspond with the current Assessor's Parcels for the subject and the legal description encompasses sites sold to others that are not included in this appraisal. The subject lots and building improvements are identified by the Alameda County Assessor's office as portions of Assessor's Parcel Numbers 905-9-2, 3, 7, 8, 9, 10, 11, 12, 18-1, 19, 21, 22-3, 29, 30,
                 31, 32, 33, 34, 35, 44, 47, and 48.  The subject property is more specifically identified by the Site Numbers on the Triad Park Site Plan presented later in this chapter. The site number and corresponding tentative or final tract map number is presented on the table on the following page.

         B.      Ownership

                 According to a review of public records, ownership in the subject property is currently held by Triad Systems Corporation. The subject property was purchased in 1984 as vacant parcels and the existing improvements were constructed by the current owner. No other transfers have occurred in the past three years.

                 Several of the subject lots are in escrow in the subject park and most of the remaining sites are under a first right of refusal contract. Triad Park Lot Number 15 is under contract to be sold. The buyer is Prakash and Subhash Patel. The price was $625,000 if escrow closed prior to September 30, 1996 and is $669,735 if escrow closes prior to December 31, 1996. The price if escrow closes prior to March 31, 1997 is $714,400. The buyer also assumes the obligation of the current and future assessment bonds. The sale is contingent upon the buyer obtaining the necessary approvals for a hotel. The seller's representative reports the likely close of escrow will not be until the March 31, 1997 date. The seller is providing 75% financing at 2 percent above the prime rate, amortized over 240 months and due in 84 months.

                 Lot 4 at the northeast corner of Triad Drive and North Canyons Parkway is in escrow to J.S. Kendall for $900,385 or $3.90 per square foot plus assessments. Escrow is scheduled to close June 15, 1997. The terms are cash to the seller. The buyer is a local contractor that plans an industrial flex building.


Following page 12, Table 1: "SITE NUMBER AND IDENTIFICATION"
                 Identification key to Site Plan map facing page 12 listing Size, Usable percantage and zoning information by map location number.

Appraisal: Triad Business Park, Livermore, CA                         Page 13
-----------------------------------------------------------------------------


                 Lots 1 and 2 are in escrow to Gibson Speno Company with escrow to close March 31, 1997. The purchase price is $1,662,000 for Lot 1 and $1,238,000 for Lot 2. The total price is $2,900,000. The purchaser has agreed to pay for the current and future bond assessments for these lots as well as the bond assessments for Lot 3. The total future bond assessments are estimated at $1,488,706 and capped by the sales agreement at $1,500,000.

                 In addition to the sites currently in escrow, Lincoln Property has an option to purchase Lots 9 and 9A (adjacent to their recently purchased site) at $3.99 per square foot plus current and future bonded assessments. The option price increases 5 percent per year starting September 1996, and is pro-rated. Lincoln Property also has the first right of refusal to purchase Lots 7, 8, 9, 9A, 10, and Lots 21-24. This right is for a term of 5 years. Lincoln is given the right to purchase the lots encumbered at an equivalent price if a purchase offer is made by another party.

                 An option to purchase Lot 7 on the Site Plan has been granted to Micro Dental (the recent purchaser of an adjacent parcel) at $3.60 per square foot plus assessments for a 24-month period beginning September 1996. The option price increases to $5.50 per square foot for months 24 to 36 of the option period.

         C.      Easements and Restrictions

                 According to the preliminary title report and discussions with the owner's representatives, the subject property is encumbered by development and subdivision improvement agreements with the City of Livermore, and Covenants, Conditions and Restrictions (CC&Rs) for Triad Business Park. CC&Rs are typical for industrial parks, and generally set development standards to maintain the appeal of the park. The subject development agreements and CC&Rs were reviewed and no unusual items were noted. The subject park has also relinquished access rights to the freeway, which is a common requirement for sites adjacent to freeways. The current access to the freeway is adequate and the relinquishment is not considered significant. The unusual easements and restrictions affecting the subject are discussed below.

                 The subject owners are required to dedicate Lot 14 to the City of Livermore for transportation improvements as part of the terms of granting approval. No other compensation was negotiated. The owner's representative reports that if the City does not continue to use the freeway interchange land west of Lot 14 on the other side of Airway Boulevard, (shown on the site plan as the freeway interchange), it would trade the other property for Lot 14. However, it is considered unlikely by the owner's representative and the appraisers that the City will not use both parcels.

Facing Page 14 - "Zoning And Use Map"
                 Engineers plan drawing labeled "Triad Park, City of Livermore, California, September 1996" showing Zoning of Subject Property and neighboring lots.

Appraisal: Triad Business Park, Livermore, CA                         Page 14
-----------------------------------------------------------------------------


                 The development of the southeast corner of the subject property requires a stream to be put underground. The path of the undergrounded stream will be along the southern edge of Lots 25 and 24 and then along the western edge of Lots 23 and
                 22. The easement for the stream will be within the required yard set back for the site and no impact is noted. The development agreement also requires the construction of a riparian greenbelt, referred to in the agreement as a "critter path." The greenbelt is to be approximately 50 feet wide and allow native wildlife a 7 foot deep waterway and a surface path through the property. This greenbelt requirement affects Lots 25, 23, and 22 on the Triad site plan. The greenbelt's impact on the utility of these sites is considered later in the valuation section of the report. The greenbelt is located on the eastern periphery of these sites and is less than the required yard setback on front or side streets of 70 feet. It is only slightly greater in width than the required rear and side yard landscaping setback in the park of 25 feet.

                 The tentative and final parcel maps were reviewed for other easements and no unusual easements are noted. Tentative Parcel Map 6577, which pertains to Lots 16 through 25, shows a 50-foot wide sewer and storm drain easement from North Canyons Parkway to the Collier Canyon extension that affects Lot 24, 19 and 20. The easement is generally on the edge of these sites and is only considered to have a slight negative impact on the utility of these sites. Based on a review of the Tentative Parcel Map 6577, several right of way and public utility easements for paper streets (that are no longer proposed) will be abandoned because of the most recent lot configuration changes.

                 An important restriction that affects the subject lots along the northern side of the property is the development limit line, established by the Scenic Route Element Resolution 167-83 of the City of Livermore. This line follows the contours of the hillside and restricts development to those areas below the line. This development limit line significantly impacts the net useable area of the subject property and will be considered in the later valuation sections of the report. The remaining easements shown on the Parcel Maps for the subject sites are on the periphery of the lots and are considered typical of other development sites.

         D.      Zoning

                 The subject properties have three zoning designations by the City of Livermore, light industrial, retail/commercial and residential. The lots above Collier Canyons Parkway, Lots 4 through 12 are within the Triad Park PUD #108. The permitted uses include R&D facilities, professional and administrative offices, experimental and testing laboratories, manufacturing and distribution from previously prepared materials, manufacturing of pharmaceuticals and manufacturing of electric

Appraisal: Triad Business Park, Livermore, CA                         Page 15
-----------------------------------------------------------------------------


                 and electronic circuits and devices. Motels, restaurants and convenience stores are allowed as Conditional Uses.

                 The height is limited to 35 feet and with a Conditional Use Permit, a maximum of one hundred feet is allowed. The minimum lot area is twenty thousand square feet with a minimum width of one hundred feet. Front yards of 100 feet are required on major streets, 70 feet on North Canyons Parkway and Collier Canyon Road and 30 feet on other roads. The rear and side yard setback is 25 feet. The maximum building coverage area is forty five percent.

                 Landscaping is required on yards next to streets, allowing for sidewalks and driveways. Landscaping is also required. The subject building improvements appear to conform to all zoning regulations.

                 The lots below North Canyons Parkway, Lots 13 through 25, are within the Triad Park PUD #116 designation. This designation is for retail, office and compatible light industrial uses. The uses are restricted to a floor area of 5,000 square feet or greater. A variety of retail uses are permitted. A conditional use permit is required for fast food restaurants, automobile related businesses, commercial amusement facilities such as miniature golf, medical care facilities, hotels, and institutional uses. The minimum site size is 150,000 square feet for industrial uses, and 40,000 square feet for commercial uses. The maximum coverage is 30 percent for service commercial and retail uses, 40 percent for office uses and 45 percent for light industrial uses. Setback requirements are similar to those for the PUD #108. The allowable height is based on protecting the scenic view corridor and varies for each parcel according to elevation.

                 Lots 1, 2 and 3 are within the Triad Park PUD #117-94, residential. This zoning designation is to "provide and environment exclusively for and conductive to the development and protection of condominium residential development." Multiple family dwelling units are permitted at a density no less than 18 units or greater than 22 dwelling units per net site acre. A 30-foot front set back and 20 foot side and rear yard set back is required. The maximum site coverage is 35 percent. The height limit is 45 feet. Parking is required at a ratio of 2.25 stalls per unit. The site plan attached to the PUD #117-94 shows the lower portion of Lot 1 dedicated to a recreation facility including a pool, spa, and playing courts. Given the narrow and irregular shape of this portion of the site, the recreational use is considered a good adaptation for this portion of the residential zone.

                 The Lot 3 property is relatively steep and affected by the hillside building restriction. The owner's representative reports that the Planning Department has given verbal approval for a low density development on this portion of the subject

Appraisal: Triad Business Park, Livermore, CA                         Page 16
-----------------------------------------------------------------------------

                 park as a buffer between the higher density townhouse and duet developments planned for Lots 1 and 2, and the 110 acres of open space above Lot 3. Based on the irregular shape and steep terrain the appraisers estimate an effective useable area of approximately 2 acres and a maximum of 8 units on this site.

                 The open space 110 acre parcel is on the hillside directly north of the residential sites. The use of this site is restricted to low intensity agricultural uses and is currently used for grazing cattle.

         E.      Utilities

                 The property is served with typical urban utilities, including public water and sewer systems. Local companies supply electricity, gas and telephone service. Conversations with representatives of the subject owner indicate that the supply of water and sewer facilities is currently inadequate for a user with a high demand for water, such as in a manufacturing process. However, the water and sewer capacity will be increased with the construction of planned offsite improvements proposed for the eastern side of the subject park. These improvements are expected to occur in conjunction with the absorption of the remaining lots in the park (the subject property).

         F.      Environmental Observations

                 Inspection of the subject did not suggest the presence of any toxic contamination. Further a representative of the owner did not report any toxic contamination of the site. No other environmental observations are made. However, the reader is referenced to the Environmental Hazard Limiting Condition of Chapter I of this report, which assumes the property is clean of any contamination.

         G.      Flood Zone, Seismic, Census Tract and Map Page Grid Information

                 According to the flood insurance map Panel Number 060008-005A, effective July 3, 1990, the subject is in Flood Zone X, which are areas outside the 500-year flood plain. This flood designation does not require flood insurance. According to governmental geological evaluations, the entire San Francisco Bay Area is in a seismic zone. No active faults, however, are known to exist on the subject property. As similar seismic conditions generally affect competitive properties, no adverse impact on the subject property is considered. The subject property is not in an Alquist Priolo Special Studies Zone.

                 The subject property is in Census Tract 4507.21, Block 2. It is found on Thomas Map Grid 39, E4.

Appraisal: Triad Business Park, Livermore, CA                         Page 17
-----------------------------------------------------------------------------


         H.      Assessed Valuation and Real Estate Taxes

                 The subject property has been assessed for ad valorem tax purposes for the fiscal year 1996 - 1997 as shown on the table on the following page. Under California law a real property assessment can only be increased a maximum 2 percent per year. Reassessment is permitted upon change of ownership, typically based on the estimated market value multiplied by a tax rate of 1 percent plus any outstanding bonded assessments. The tax rate for fiscal year 1996 - 1997 for the subject is 1.1849 percent.

                 The total assessed value is $38,500,761. Base taxes including minor special assessments total $595,206.88. Based on the total appraised value in this report, the assessed value is higher than the concluded market value for the subject.

                 The subject is also encumbered by an assessment district and community facilities district obligations. The total current obligations amount to approximately $1.20 per square foot. In addition, the subject owner's representative estimates that an additional $1.28 per square foot of total area will be spent to complete the remaining required offsite improvements at the subject property. The cost of the improvements are planned to be paid by additional community facilities district funding.

                 For the purposes of this report, the assessments are considered financing and the concluded values exclude consideration of the bonds.

Following page 17, Table 2: "Assessed Value and Taxes"
            Assessed valuation of Subject Propery and surroundings by APN number


Facing Page 18 - "Zoning And Use Map"
                 Engineers plan drawing labeled "Triad Park, City of Livermore, California, September 1996" showing ownership of Subject Property and neighboring lots.

Appraisal: Triad Business Park, Livermore, CA                         Page 18
-----------------------------------------------------------------------------


V.       PROPERTY DESCRIPTION

         A.      Existing and Proposed Site Improvements

                 The subject property consists of 27 vacant land parcels and a parcel improved with the Triad Headquarters buildings. The lots total 312.97 gross acres and range in size from approximately 0.75 to 110.8 acres. The offsite improvements are partially in place. The existing offsite improvements are typical of industrial or business park and include curbs, gutters and storm drains and typical utilities. The site plan is shown on the facing page.

                 The streets on the northern side of the site need to be improved, including North Canyons Parkway west of Airway Boulevard, Doolan Road, Republic Drive, Constitution Drive (cul-de-sac), and Independence Drive (cul-de-sac). These improvements are relatively minor. The major improvements required prior to developing the remaining lots are in the southeast corner of the site. This portion of the site requires extension of Collier Canyon Road around the southeastern corner of the site, the extension of the southern portion of Triad Drive and placing an existing stream underground. Based on engineering and construction cost estimates, the subject owner's representative has estimated $14,650,000 in remaining offsite costs are required in the subject park.

                 A copy of the Triad Park Assessment District and Community Facilities District Cost Estimate table is reproduced in the Addenda of this report. The table shows the original principal amount of the existing and proposed indebtedness.
                 As shown in the Total District Bond Amount "Estimate" section, the 1993 and 1990 bonds total $11,505,000 and $2,350,000, or
                 $1.00 and $0.20 per square foot respectively. The 1997, 1999, and 2001 Community Facilities District bonds have not been issued. These bonds are estimates by the owner of the remaining required offsite construction cost of $14,650,000, or $1.28 per square foot, based on the total 263.73 acres in the Triad Park Assessment District.

                 The 110 acre parcel and the Lot 14 parcel are not included in the assessment district. In addition, the assessment district encompasses the other lots in the park that are not part of this appraisal. The total offsite improvement costs for the subject park are $28,505,000, or $2.48 per square foot of gross land area. On a per square foot of land area basis, the total costs are in-line with the offsite costs for other business parks in the Pleasanton and Livermore area. The owner's representative reports that the estimates are intended to cover potential contingencies and that actual construction costs might be lower. Nonetheless, in an improved economy, construction costs may increase and this is also a

Appraisal: Triad Business Park, Livermore, CA                         Page 19
-----------------------------------------------------------------------------

                 consideration. Overall, the remaining offsite construction cost estimate of approximately $1.28 per square foot appears reasonable and is used in this report.

                 In addition to this cost, Collier Canyon Road in the vicinity of the residential lots needs to be widened and a slightly less than 1 acre portion of a neighboring property owner's land needs to be utilized for this purpose at a negotiated price of $35,000.

                 The projected interest rate for the future community facilities bonds is shown at 9.0 percent. Relative to current interest rates, the future bond interest rate does not appear to be favorable, but the Triad representative stated this interest rate was conservative (i.e. high) for disclosure/planning purposes. The columns on the lower half of the table represent the principal and interest payoff schedule during the life of the bonds. The far right columns show the annual cost per square foot of land area and the annual principal and interest cost per acre. As stated earlier in the Assessed Value section of this report, for the purposes of this report, the assessments are considered to be financing and the concluded value excludes consideration of the bonds.

         B.      Site Layout and Description

                 As shown on the site plan, North Canyons Parkway bisects the park in an east-west direction. Smaller streets and cul-de-sacs connect with North Canyons Parkway in a north-south direction. Collier Canyon Road surrounds the property along the freeway frontage and on the eastern border of the park. Access to the subject lots is from Airway Boulevard.

                 The topography of the subject lots slopes upward from the southern end to the north. The slope is gradual from the freeway to North Canyons Parkway. The gradient increases to the north and the northern portion of the subject lots is legally unbuildable. A slope site plan is presented in the addenda of the report that gives the reader a visual representation of the unbuildable areas of the subject property.

                 North Canyons Parkway curves within the subdivision and creates some slightly irregular lot shapes. Further, some lots in the southeastern portion of the park appear to be configured for a retail shopping center and have irregular shapes.

                 Lots 1, 2, and 3 are the residentially zoned sites. Lot 1 has an irregular shape with a long and narrow portion on the southern portion of this site. The long and narrow portion contains approximately 2.6 acres and is planned for a recreational use as part of the 176 residential unit condominium development on the remainder of Lot 1. Lot 2 is basically rectangular and contains approximately 5.5 acres.
                 It

Appraisal: Triad Business Park, Livermore, CA                         Page 20
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                 is planned for a 54-unit duet residential development.  Lot 3 is also basically rectangular shaped; however, approximately 61 percent of the site is unbuildable due to the slope restriction. The remaining site shape is highly irregular and relatively steep. It is considered inefficient for multiple family development and a single family development is considered to have greater physical and economic feasibility.

                 Lots 4 through 12 are zoned for light industrial use and are located north of North Canyons Parkway. Lots 4 and 6 are in the range of 5 acres and have good access, topography and site shape. Lot 5 is situated on a plateau above the Triad Systems Headquarters buildings. This site currently shares the same Assessor's Parcel with Lots 7 and 8 and access to this site is planned from a proposed easement over lots 7 and 8 if it is sold separately. Although Lot 5 has a rectangular shape, only
                 45.2 percent of the site is buildable due to the slope restriction. The remaining site shape is irregular and considered to reduce the utility of this site somewhat.

                 Lot 7 has a regular shape and is slightly sloping. Lot 8 has a slightly irregular shape, but the northern half of the site is unbuildable due to the slope restriction. The estimated usable area is 4.29 acres. Similar to Lot 5, if this lot is sold separately from Lot 7, an access easement will be created over Lot 7.

                 Lot 9A is a 5.6 acre site accessed from the end of the Independence Drive cul-de-sac. This lot has a slightly irregular shape and limited frontage. The topography slopes upward to the north. Lot 9 is a larger parcel with frontage on North Canyons Parkway and Constitution Drive. It is approximately 98.5 percent usable with a net area of 13.57 acres.

                 Lots 10, 11 and 12 are in the northwest corner of the park and are all impacted by the slope restriction. Lot 10 is approximately 58.5 percent usable with a net area of 9.4 acres, Lot 11 is approximately 48.9 percent usable with a net area of 9.89 acres. Lot 12 is approximately 79.5 percent usable with a net area of 7.77 acres. The buildable area remaining for these sites is generally regular in shape except a small portion of Lot 10 and Lot 12.

                 The remaining subject lots are in the southern half of the subdivision and are predominantly zoned for retail/commercial use. Lot 13 is in the southwest corner of the park. It is a regular shaped parcel with approximately 3.5 acres. The site plan shows access from a freeway frontage road. This road does not currently exist and is no longer planned. Access to the site will be from the extension of North Canyons Parkway.

         Following page 20:   Overhead Plan Drawing of Landscape
                              Development Plan: "Phase One, The Triad Center"
         Facing Page 21:  Elevation Plan Drawing "Phase One, The Triad Center"





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Appraisal: Triad Business Park, Livermore, CA                         Page 21
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                 Lot 15 is on the east side of Constitution Drive between the freeway and North Canyons Parkway. The site contains approximately 4.1 acres and is generally level. Lots 16 through 20 are grouped on the east side of Independence Drive across from the Costco retail warehouse and directly north of the freeway. These sites have irregular shapes and ranges from 0.75 acres to 3.0 acres. Based on the group configuration, these sites appear to be planned for a shopping center where each retailer would own its own site.

                 Lots 21, 22 and 23 are in the southeast corner of the park. Lot 21 is a small parcel with freeway frontage. Lot 22 is an irregular shaped parcel with limited freeway exposure. This site also has the required green belt restriction and is slightly impacted by a sewer easement in its southwestern corner. Lot 23 is accessed from the extension of Collier Canyon Road along the eastern side of the park. It does not have any freeway frontage.

                 Lots 24 and 25 have frontage along North Canyons Parkway. Lot 24 is 10.5 acres and Lot 25 is 5.5 acres. These sites have regular shapes and are generally level.

                 The Triad Systems headquarters buildings are situated on a
                 15.06 acre site that is rectangular in shape. The site slopes slightly from North Canyons Parkway and is accessed from a cul-de-sac from Triad Drive.

                 A soil survey prepared by Peter Kaldveer and Associates dated February 10, 1987 indicates that the subject soils are suitable or can be remedied for construction of a variety of industrial and commercial developments. Overall, the subject sites are functional for construction of standard building improvements.

         C.      Building Improvements

                 The subject building improvements are the headquarters of Triad Systems Corporation and consists of three buildings totaling 219,818 square feet. The buildings are situated on a
                 15.06 acre site and are identified as Building G, Building K and Building F. Building G is a 70,986 square foot headquarters office building with a street address of 3055 Triad Drive. Building K is a 74,064 square foot research and development building with a street address of 3077 Triad Drive and Building F is a 74,768 square foot manufacturing and warehouse building with an address of 3011 Triad Drive. A synopsis of the building improvements provided by the owner's representative is reproduced in the addenda of this report.

                 The site plan is shown on the facing page. As shown on the site plan the buildings are situated toward the rear of the site with parking in the front. There are a total of 689 parking spaces of which 209 are compact, 471 are full size and 9 are

         Following page 21: Overhead Interior Plan Drawings: "3055 Triad
                 Drive, First Floor, Building One" and "3055 Triad Drive, Second Floor, Building One"





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Appraisal: Triad Business Park, Livermore, CA                         Page 22
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                 designated for disabled access.  The parking ratio is 3.1
                 spaces for every 1,000 square feet of building area. The parking area is attractively landscaped with mature trees and special paving that leads to the headquarters office building, Building G. The areas between the buildings are improved as open courtyards, fenced with iron gates for controlled access.

                 The buildings have a similar exterior appearance characterized by a clay tile mansard style roof that overhangs exterior walls. Approximately 80 percent of the exterior walls are
                 improved with anodized aluminum frame windows.    The office
                 building is two stories in height while the other buildings, on either side of the office building, are single story. All of the buildings are of tilt-up concrete construction with wooden roof structures supported by glu-lam beams. The roofs have built-up style coverings except the sloped area covered by tile. Although the buildings were designed for owner occupancy, their design is intended to be flexible to allow multi-tenant occupancy. In general, the restrooms are centrally located so the buildings can be divided into quadrants. All of the buildings have fire sprinklers and all of the buildings were constructed in 1987.

         1.      Building G

                 The headquarters office building is centrally located at the rear of the site, flanked by the other buildings on the east and west side. Schematic floor plans of the first and second floors are shown on the facing pages. The main entrance to the building is centrally located and leads to a reception
                 area.   The ground floor of the building is divided in an east
                 west direction by a central hallway. A combination of offices and open work areas are on either side of the central hallway. The employees' cafeteria and kitchen are in the eastern side of the ground floor. The second floor has a largely open floor plan except for executive offices and central work areas.
                 Half height movable partitions create individual work stations.

                 According to the building synopsis provided by the owner's representative and verified with the building plans and inspection, the space utilization breakdown is 1,150 square foot lobby, 40,571 square foot open offices, corridors and stairs, 3,330 square foot enclosed offices, 1,750 square foot conference room, 1,000 square foot executive board room, 5,200 square foot class rooms, 3,500 square foot lab space with additional electric, 1,070 square foot computer room with raised floor and halon fire prevention system, 1,500 square foot dispatch communications center, 1,260 square foot studio, 6,375 square foot cafeteria, 1,980 square foot restrooms and 950 square foot exercise room, and 1,350 square foot mechanical room.

         Following page 22:  Overhead Interior Plan Drawings: "3011 Triad
                 Drive, Building 3" and "3077 Triad Drive, Building 2"

Appraisal: Triad Business Park, Livermore, CA                         Page 23
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                 The interior is finished with acoustical tile ceilings,
                 painted sheetrock walls, and a combination of carpeting, carpet squares and vinyl tile. Lighting is provided by florescent fixtures and the building has air-conditioning. Inspection of the building indicated the interior improvements are in good condition for their age.

                 Overall, Building G appears to be of good quality construction and design. The improvements appear to be functionally well designed. While it is designed for a single user, it could potentially be subdivided into quadrants, providing adequate flexibility for a variety of office users.

         2.      Building K

                 The product development and marketing building is west of the headquarters building. This building is nearly fully built-out with office and work space. The floor plan is open except for a few perimeter offices and central work areas. The building is designed for flex/industrial use, but as of the date of inspection the loading door was only used for refuse collection. Although the building is improved with dropped ceilings, the potential clear height is 35 feet. Thus, there appears to be potential to add a mezzanine level in the building if needed.

                 The interior tenant improvements are similar to the headquarters building. It has dropped acoustical tile ceilings, finished sheetrock walls, and a combination of carpeting, carpet squares and vinyl tile. The space breakdown is as follows: 770 square feet of lobby, 45,095 square feet of open offices and corridors, 1,250 square feet of private offices, 5,878 square feet of conference rooms, 15,275 square feet of tiled lab space, 1,750 square foot computer room with raised floor and halon fire prevention, 855 square foot machine shop, 650 square foot break room, 1,670 square foot rest rooms and shower, 861 square foot mechanical rooms.

         3.      Building F

                 The manufacturing and warehouse building is east of the headquarters building. This building is basically identical to Building K in construction, but its interior build-out is only 40 percent improved. The interior improvements are similar to the other buildings including acoustical tile ceilings, painted sheet rocked walls and a combination of carpeting and vinyl tile floors. The remainder is used for warehousing. In addition, this building has 2 grade-level doors and 5 truck doors, two with hydraulic dock

Appraisal: Triad Business Park, Livermore, CA                         Page 24
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                 leveling ramps.  The improved areas have air-conditioning and the warehouse is cooled by evaporative coolers. The concrete in the warehouse floor is designed for heavy loads and the 35-foot clear height allows 4 level pallet racks.

                 The specific area breakdown is 1,000 square foot lobby, 12,200 square foot open offices and corridors, 575 square foot conference room, 15,200 square foot lab and assembly space, 1,100 square foot maintenance shop, 200 square foot break room, 1,570 square foot restrooms and showers and 42,923 square foot warehouse area. The building improvements are of good quality construction, and are in good condition.

         4.      Summary

                 In addition to the buildings, the sites are improved with landscaping and parking. During inspection of the property, no signs of deferred maintenance or physical deterioration were noted.

                 The improvements appear to be functionally well designed, providing adequate flexibility for a variety of industrial users. Overall, the subject is considered typical of the market in terms of functional utility, flexibility, design and appearance.

         D.      ADA ComplianceADA Compliance

                 The subject property appears generally in compliance with ADA standards. In as much as the comparables are also affected by ADA compliance issues, no impact is noted. However, the reader is directed to the ADA compliance limiting condition presented in the beginning of the report.

Appraisal: Triad Business Park, Livermore, CA                         Page 25
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VII.     HIGHEST AND BEST USE AND APPRAISAL METHODOLOGY

         A. Highest and Best Use (The Appraisal of Real Estate, 10th Edition, 1992, p.275)

                 Highest and best use is that use, from among reasonably probable and legal alternative uses, found to be physically possible, appropriately supported, financially feasible, and which results in the highest land value. The four criteria utilized in determining the subject's highest and best use are legal and political permissibility, physical possibility, financial feasibility and maximum profitability.

                 1.       As Vacant

                          a.      Legal Permissibility

                                  Under the subject property's current zoning, it is divided into three PUD districts, that generally allow industrial, commercial/retail, and residential uses. The City of Livermore is flexible in allowing various uses, but the improvements are required to have a good quality exterior finishes. The hillside areas of the subject are not legally buildable and decrease the usable area of the subject sites. Further, the 110 acre open space parcel is not legally buildable. However, other than these exceptions, a variety of uses are legally permissible according to zoning.

                          b.      Physical Possibility

                                  The subject sites generally have regular
                                  shapes except for some of the smaller retail
                                  sites and the narrow portion of the
                                  residential site.  The utility of the
                                  irregular shaped sites is decreased, but
                                  development is not precluded.  For example,
                                  the narrow portion of the residential site is planned for a recreational component to the 174 unit residential development. The remaining offsite improvements can be installed at the subject to allow for the
                                  construction of improvements.   Overall, a
                                  variety of uses are physically possible on the sites.

                          c.      Financial Feasibility

                                  The subject has a good location in Livermore, east of the Pleasanton Office and light industrial market. Its location benefits from the strong market conditions in the Tri-Valley area. Rental rates are increasing and small scale speculative development is beginning to

Appraisal: Triad Business Park, Livermore, CA                         Page 26
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                                  occur.  Although the current demand does not
                                  appear to justify large scale projects such as the subject on a purely speculative basis, rents have reached the level where new construction is feasible. Therefore, after the remaining offsite improvements are constructed to complete Triad Park, the construction of a light industrial or office flex project with substantial pre-leased space is considered financially feasible.
                                  The subject lots on the southern side of the site have freeway visibility. Further, the retail potential of these sites is positively impacted by the proximity of the Costco retail warehouse and a freeway oriented commercial or office use is considered financially feasible on these sites.

                                  The residential market in Livermore has also improved. There has been a lack of much new construction during the past three years.
                                  The improved economy and strong job creation has created increased demand for residential projects. Absorption of new housing stock is strong and a residential development is considered financially feasible on the residentially zoned portion of the subject. The Livermore area is under served with multi-family housing and the subject site benefits from views of the valley below, and proximity to employment, freeway access and shopping. A residential use is considered financially feasible on the subject site.

                          d.      Maximum Productivity

                                  The maximum productive use of the subject is to first complete the remaining offsite improvements. Thereafter, a largely pre-leased light industrial or office flex use is considered financially feasible on the subject sites zoned for these uses. In addition, a freeway oriented commercial use is considered financially feasible on the sites with this zoning. Therefore, the maximally productive use of the subject site is the construction of industrial or office/flex industrial buildings on the northern portion of the park and freeway oriented commercial use on the southern sites. The maximally productive use of the residential zoned portion is construction of a residential development to the density allowed by the zoning.

                          e. Highest and Best Use Conclusion - As Vacant Overall, based on these factors, the highest and best use of the subject property as vacant is to complete the remaining offsite improvements, followed by the development of industrial or

Appraisal: Triad Business Park, Livermore, CA                         Page 27
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                                  office/flex industrial buildings on the
                                  northern sites, freeway oriented commercial uses on the southern sites, and residential uses on the residentially zoned sites.

                 2.       As Improved

                          In considering the highest and best use of the subject property as improved, the same tests are applied and considered relative to the Triad Systems campus. The improvements appear to be in conformance with the general plan designation and existing zoning regulations for the sites. The subject properties are three well-designed office and flex light industrial complexes completed in 1987. The improvements are in good condition.

                          The subject properties are well located with good freeway access close to the Livermore Airport. The buildings are functional and well suited for their existing use. They are also consistent with
                          surrounding uses.   There are a variety of large
                          office and technology related users seeking space in the subject market. These users are attracted by existing technology firms in the Tri-Valley area and by the relative affordability of the Livermore market.

                          The concluded value of the subject building improvements is substantially higher than the value of the underlying land, indicating the improvements have remaining economic life. The existing improvements contribute value to the subject sites. Demolition is therefore not warranted. The improvements are well suited for their existing uses and expansion or modification of the improvements is not warranted.

                          Based on these factors, the highest and best use of the subject properties as improved is considered their existing uses. The most likely buyer of the entire subject property is an investor.

         B.      Methodology

                 The valuation of any parcel of real estate is derived principally through three approaches to the market value. From the indications of these analyses, and the weight accorded to each, an opinion of value is reached. Each approach is more particularly described below.

Appraisal: Triad Business Park, Livermore, CA                         Page 28
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                 1.       Cost Approach

                          This approach is the summation of the estimated value of the land, as if vacant, and the reproduction of replacement cost of the improvements. From these are deducted the appraiser's estimate of physical deterioration, functional obsolescence and economic obsolescence, as observed during inspection of the property and its environs. The Cost Approach is based on the premise that, except under most unusual circumstances, the value of a property cannot be greater than the cost of constructing a similar building on a comparable site.

                 2.       Direct Sales Comparison Approach

                          This approach is based on the principal of substitution, i.e., the value of a property is governed by the prices generally obtained for similar properties. In analyzing the market data, it is essential that the sale prices be reduced to common denominators to relate the degree of comparability to the property under appraisal. The difficulty in this approach is that two properties are never exactly alike.

                 3.       Income Approach

                          An investment property is typically valued in proportion to its ability to produce income. Hence the Income Approach involves an analysis of the property in terms of its ability to provide a net annual income. This estimated income is then capitalized at a rate commensurate with the risks inherent in ownership of the property, relative to the rate of return offered by other investments.

                 Land is typically valued by the Direct Sales Comparison Approach. In the following chapters, the individual and aggregate retail value of the subject lots are estimated, followed by the discounted bulk value and the as-is value of the subject lots. The discounted bulk value of the subject lots is estimated using a residual analysis. A residual analysis estimates the land value by discounting revenues generated from selling finished lots, after deducting the cost of sale and a profit. Further, the as-is value is estimated by deducting the cost of the remaining lot improvements. The first step in the analysis, presented in the following chapter, is the estimation of the retail value of the subject lots assuming all offsite improvements are in place.

                 The building improvements are valued by the Direct Sales Comparison and Income Approaches. Due to the subjective nature of estimating accrued depreciation on

Appraisal: Triad Business Park, Livermore, CA                         Page 29
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                 three buildings constructed to suit the occupant, and because the Cost Approach is not typically used by market participants, the Cost Approach is not included. The market value of the building improvements is correlated at the end of the report.

Appraisal: Triad Business Park, Livermore, CA                         Page 30
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VII.     RETAIL VALUATION - FINISHED LAND

         The subject vacant sites are divided into industrial, retail, residential and open space use components. In this chapter, the industrial and retail land values are concluded first. The retail value of the residential and open space components are concluded subsequently. The retail values for all of the subject sites are summarized at the end of this chapter.

         A.      Comparable Sales - Industrial and Retail Sites

                 The tables on the following pages present comparable land sales. The land sales are segmented between commercial-oriented sales and industrial-oriented sales. Combined, they show a wide range between approximately $4.79 and $7.95 per square foot. After adjusting for various factors, including financing terms, conditions of sale, sale date, location, shape/topography, size zoning and other factors, an appropriate unit value can be selected for the subject sites.

                 The primary factors affecting land value are physical characteristics, zoning, location and access. Corner parcels are typically worth more than interior ones, and smaller sites typically sell for higher unit values than larger ones. Visibility of the site from major thoroughfares also enhances the values of sites. In addition, market conditions have been steadily improving over the last two years. Older sales require an upward adjustment for market conditions.

                 Comparable 1 is a 7.99 acre parcel at the southwest corner of Kitty Hawk and Nissen Drive in the Airway Business Park, across Interstate 580 from the subject. The comparable has freeway frontage and visibility and is at street grade. The California State Automobile Association purchased this property in June 1996 for $7.75 per square foot and assumed minor assessments of approximately $0.20 per square foot, for a total purchase price of $7.95 per square foot. A claims center is currently under construction. Relative to the subject sites, this comparable is considered a good indicator for the sites with freeway frontage.

                 Comparable 2 is on the east side of Constitution Drive south of North Canyons Parkway. The site is part of the subject property and is identified as Lot 15 on the site plan. It is rectangular shaped except for a triangular shaped portion along its southern border. It contains approximately 4.15 acres. The buyer is Prakash and Subhash Patel. The price was $625,000 if escrow closed prior to September 30, 1996 and is $669,735 if escrow closes prior to December 31, 1996. The price if escrow closes prior to March 31, 1997 is $714,400. The buyer also assumes the obligation of the current and future assessment bonds. The sale is contingent upon the buyer obtaining the necessary approvals for a hotel. The seller's representative reports the likely close of escrow will not be until the March 31, 1997 date. The

         Following page 30:
                 1)  Site Plan Map of Triad Park labled "Comparable Land Sales"
                 2) Table 3: Two page chart detailing Comparable Land Sales Data for Triad Business Park.
                 3) Street Map of Livermore Area showing location of Subjetc property and comparable sales outside of Triad Park.

Appraisal: Triad Business Park, Livermore, CA                         Page 31
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                 seller is providing 75% financing at 2 percent above the Prime rate, amortized over 240 months and due in 84 months. Based on a close of escrow between December 1996 and March 1997, the purchase price will be $3.95 per square foot plus current and estimated future assessments of approximately $2.48 per square foot. The total price will be approximately $6.43 per square foot. This comparable is considered a good indicator for the subject sites with moderate commercial potential.

                 Comparable 3 is on the east side of Constitution Drive at the freeway frontage road. This is a triangular shaped site that contains approximately 1.8 acres. The site has good freeway frontage and visibility. In September 1996, Triad Systems Corporation sold this property to the D'Ambrosio Brothers for $4.06 per square foot. The buyer also assumed existing and future assessments estimated at $2.48 per square foot. The total cost to the buyer therefore equates to $6.54 per square foot. The terms of the sale included $240,000 (75 percent) seller financing at 9% amortized over a 20 year period and due in 59 months. The buyer plans to construct a restaurant building. This comparable is considered a good indicator for the subject sites with retail potential.

                 Comparables 4 and 5 are two adjacent parcels that sold in May of 1996. Comparable 4 is a 1.99 acre parcel that sold from Boulangerie De France to Brahma Enterprises for $465,000. The seller was reportedly motivated by a pending foreclosure action. The seller paid the existing assessment district debt of approximately $1.00 per square foot. The buyer assumed approximately $0.20 per square foot in existing community facilities bond debt and approximately $1.28 per square foot in estimated future bond indebtedness. The total purchase price is approximately $6.85 per square foot. The terms of the sale included short term seller financing at rates reported to be market oriented. The buyer is building a hotel on the site. This comparable is considered to be a good indicator for the comparables with retail potential.

                 Comparable 5 is a 2.42 acre site that sold for $575,000 to Livermore Partners L.L.C.. The seller paid the existing The seller was reportedly motivated by a pending foreclosure action. The seller paid the existing assessment district debt of approximately $1.00 per square foot. The buyer assumed approximately $0.20 per square foot in existing community facilities bond debt and approximately $1.28 per square foot in estimated future bond indebtedness. The total purchase price is approximately $6.94 per square foot. The buyer plans to construct a motorcycle dealership on the site. The buyer is currently marketing 1.4 acres at an asking price of $10.00 per square foot. This comparable is considered to be a good indicator for the comparables with freeway visibility.

Appraisal: Triad Business Park, Livermore, CA                         Page 32
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                 Comparable 6 is at the northwest corner of North Canyons
                 Parkway and Independence Drive. This is a 11.02 acre site that has a curved shape along North Canyons Parkway, but is generally regular in shape. In September 1996, Triad Systems Corporation sold this site to Lincoln Properties for $3.41 per square foot plus current and proposed assessments of approximately $2.48 per square foot. The total purchase price equates to $5.89 per square foot. The buyer plans to construct a 150,000 square foot speculative industrial flex building.

                 The terms of the sale also included the first right of refusal to purchase Lots 7, 8, 9, 9A, 10, and Lots 21 through 24 for a five year period. The terms also included the option to purchase Lots 9 and 9A at $3.99 per square foot plus assessments, or approximately $6.47 per square foot. The option price increases 5 percent per year over a 5 year period.

                 This comparable is considered a good indicator for the subject lots north of North Canyons Parkway. A slight downward adjustment is warranted for the terms of sale which included the right of first right of refusal for most of the remaining lots in the subject park.

                 Comparable 7 is on the east side of Constitution Drive and south of North Canyons Parkway. The site is generally rectangular and contains approximately 3.44 acres. The site is adjacent to two hotels across Constitution Drive and close to the Costco retail warehouse. The site does not have freeway visibility. In August 1996, Triad Systems Corporation sold this property to Duffel and Kendall for $3.00 per square foot plus existing and estimated future assessments of $2.48 per square foot. The total price is $5.48 per square foot. The terms of the sale included $337,155 (75 percent) seller financing at 2 percent over the prime rate, amortized over a 30 year period and due in five years. The interest rate is not considered favorable, but the terms were considered to facilitate the sale. A downward adjustment is warranted for the terms of the sale. This comparable is considered to bracket the upper end of the range for many of the sites above North Canyons Parkway.

                 Comparable 8 is a 9,916 square foot site at 171 Rickenbacker Circle that sold in April 1995 for $4.79 per square foot. The comparable is on the south side of Interstate 580 near the airport and Airway Business Park. Although this site is small, an upward adjustment is warranted for market conditions.

                 Comparable 9 is at the northeast corner of Independence Drive and North Canyons Parkway. This is a 9.18 rectangular shaped site adjacent to the southwest corner of the Triad Systems site. In September 1996, Triad Systems Corporation sold this property to HHH Investments for $3.47 per square foot plus estimated current and future assessments of $2.48 per square foot, for a total of $5.95 per square foot.

Appraisal: Triad Business Park, Livermore, CA                         Page 33
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                 The terms of the sale include $1,041,815 (75 percent) seller financing at 2 percent over the prime rate amortized over 20 years and due in 5 years. The buyer also has an option to purchase Lot 7 at $3.75 per square foot plus current and estimated assessments of $2.48 per square foot for a total of $6.23 per square foot, if exercised by September 1997. The option price increases to $5.50 per square foot plus assessments in 1998. This comparable is considered a good indicator for the sites with good configuration above North Canyons Parkway.

                 Comparable 10 is the current escrow of Lot 4 at the northeast corner of Triad Drive and North Canyons Parkway to J.S. Kendall for $900,385 or $3.90 per square foot plus assessments. The total price is approximately $6.38 per square foot. Escrow is scheduled to close June 15, 1997. The terms are cash to the seller. This comparable is a good indicator for Lot 6 which is similar in location and size.

                 Comparable 11 is a 2.79 acre site at the southeast corner of Bennett and South Front in the eastern portion of Livermore. The comparable site has good freeway access from First Street and is close to the Plaza 580 shopping center. It sold in June 1996 for $5.51 per square foot with the buyer assuming a small assessment of approximately $0.23 per square foot. The total cost the buyer is therefore approximately $5.74 per square foot. The buyer plans to construct a 75,000 square foot warehouse. The comparable location is slightly inferior to the subject location, but the comparable zoning classification allows a wider variety of uses including heavy industrial. In addition, a higher density is allowed. The planned building has a coverage ratio of approximately 62 percent compared to a maximum coverage at the subject park of
                 approximately 45 percent.   This comparable is considered a
                 good indicator for the industrial/flex sites at the subject.

         B.      Analysis and Conclusions Industrial and Commercial Lots

                 The lots valued in this section are 4 through 25, except Lot 14 which is the freeway dedication parcel. Values are based on net usable land area and are inclusive of all assessments for offsite improvements. The lots located above North Canyons Parkway have a light industrial zoning classification. The comparable sales considered the best indicators for these lots include Comparables 6 through 11. These comparables show a per square foot sale price range from $4.79 to $6.38 per square foot.

                 Lots 4 and 6 are adjacent to the Triad Systems headquarters buildings and are relatively small sites with good configuration. A unit value at the high end of the range of the non-retail comparables is warranted. Lot 4 is currently in escrow at $6.38 per square foot to a local contractor. The current escrow price is considered





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Appraisal: Triad Business Park, Livermore, CA                         Page 34
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                 the best indicator for this site and an equivalent market
                 value is concluded. Lot 6 is slightly smaller and a unit value of $6.40 per square foot is concluded for this site.

                 Lot 5 is behind the Triad Systems headquarters buildings. The net buildable area of this site has a poor configuration considering the development limit line. This site also has relatively poor access compared to other sites in the park. This site is also relatively large with a net area of 10.12 acres. For these reasons, a unit value slightly below the low end of the range of $4.50 per net square foot is concluded for Lot 5.

                 Lots 7, 8 and 9A are grouped at the end of Independence Drive. The Micro Dental and Lincoln Property comparables are in front of these parcels. Lot 7 has a good site shape and is behind Micro Dental. Although Micro Dental has an option to purchase Lot 7 for nearly $6.25 per square foot, it paid only $5.95 for its site, Comparable 9. The Micro Dental site has superior frontage and visibility and a lower unit value is warranted. Based on the other comparables including Comparable 7 that sold for $5.48 per square foot, a unit value of $5.50 per square foot is concluded for Lot 7.

                 Lot 8 is located behind Lot 7 and lacks direct street access. An easement will be required if it is sold separately. The site shape has an irregular curve after slope restriction that reduces its utility. In addition, the slope will require more grading than the sites along North Canyons Parkway. Based on these factors, a unit value of $5.00 per square foot is concluded for this parcel.

                 Lots 9 and 9A are adjacent and behind the parcel purchased by Lincoln Properties for $5.89 per square foot. The Lincoln parcel has superior frontage and visibility than Lot 9A and is not as deep a site as Lot 9. A lower unit value is warranted. While it is acknowledged that Lincoln has an option to purchase these sites at a price slightly less than $6.50 per square foot, little weight is placed on the option price because it has not been exercised. The Comparable 7 sale at approximately $5.50 per square foot is considered to be a good benchmark for Lots 9 and9A. The Comparable 7 property is smaller and is considered to have a superior configuration. A lower unit value is warranted for these subject sites and $5.25 per square foot is concluded for both Lots 9 and 9A.

                 Lots 10, 11, and 12 are in the northwest corner of the park. The slope restriction decreases the utility of the northern side of these sites and these sites will require more grading or foundation work because of their slightly greater slope. These sites are considered similar in desireability to Lots 9 and 9A and a unit value of $5.25 per square foot is concluded for these parcels.

Appraisal: Triad Business Park, Livermore, CA                         Page 35
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                 Lots 13 through 25 have a retail/commercial/light industrial zoning classification. The best comparables for the sites with freeway visibility and/or commercial appeal are Comparables 1 through 5. These comparables show a range from $6.43 to $7.95 per square foot. The high end of the range is Comparable 1. This property is outside the subject park and relative to the recent sales in the subject park, appears to be a market anomaly. A lower unit value is warranted for the subject lots.

                 Lot 13 is on the southwest corner of the park. It has freeway visibility, but access will be from North Canyons Parkway rather than a freeway frontage road. Further, west bound travelers will not see the comparable until after the freeway exit and thus, it is considered to have inferior visibility compared to the other freeway sites in the park. The unit value of this comparable is considered to be bracketed between Comparable 2 at $6.43 per square foot and Comparable 3 at $6.54 per square foot. Based on the good site shape of Lot 13, $6.50 per square foot is concluded.

                 Lot 15 is the site currently in escrow with an expected sale price of $6.43 per square foot based on close of escrow prior to March 1997. The expected escrow price is bracketed by the other sales with commercial potential in the park and appears reasonable. The escrow unit value appears to be at market levels and is concluded for this parcel.

                 Lots 16 through 21 are in a group along the east side of Independence Drive at the freeway. These sites are relatively small and benefit from freeway visibility and their proximity to the Costco retail warehouse. Based on these factors, a unit value toward the upper end of recent sales in the subject park of $7.00 per square foot is concluded for these lots.

                 Lot 22 has some limited freeway frontage. However, it has an irregular shape and is negatively impacted by the greenbelt easement and by a sewer easement. A unit value of $6.50 per square foot is concluded for this parcel.

                 Lot 23 is impacted by the greenbelt easement and lacks the visibility of a North Canyons Parkway location. Lots 24 and 25 have commercial zoning classifications, but are considered to have less retail potential. Lot 24 is relatively large at more than 10 acres. The Comparable 7 sale at slightly less than $5.50 per square foot is used as a benchmark for these lots. A unit value of $5.50 per square foot is concluded for Lots 23 and 24. Lot 25 is smaller than Lot 24 and is across North Canyons Parkway from Lot 4 which is in escrow for $6.38 per square foot. This site is negatively impacted by the underground stream easement and the greenbelt easement. A unit value of $6.00 per square foot is concluded for this lot.

Appraisal: Triad Business Park, Livermore, CA                         Page 36
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         C.      Residential Lots

                 The subject Lot 1 and Lot 2 parcels are currently in escrow to the Gibson Speno Company with escrow to close March 31, 1997. The purchase price is $1,662,000 for Lot 1 and $1,238,000 for Lot 2. The total price is $2,900,000. The purchaser has agreed to pay for the current and future bonded assessments for these lots as well as the bonded assessments for Lot 3. The total future bonded assessments are estimated at $1,488,706 and capped by the sales agreement at $1,500,000. Based on the current and estimated future assessments for Lot 1, the escrow price equates to $5.05 per square foot. Similarly, the escrow price for Lot 2 equates to $11.12 per square foot. Based on the number of units approved the Lot 1 escrow price is $17,374 per unit and the Lot 2 price is $47,566 per unit. The wide variance in prices on a per square foot and per unit basis is related to the difference in site utility. The Lot 1 property includes the irregular narrow appendage along its southern side that decreases its utility.

                 The table on the following page presents residential land sales in Livermore and eastern Contra Costa County. It also shows the current escrow price for the subject Lot 1 and Lot
                 2. Residential sites are most often considered on a price per residential unit basis. The per unit prices paid typically reflect differences in density. Developments with low density typically sell for higher per unit prices and developments with higher density typically sell for lower per unit prices.

                 The comparable sales show a wide range from $11,333 per unit to $59,154 per unit. The wide range reflects the differences in density, location and date of sale. The best indicators for the subject Lot 1 are its current escrow price and the comparables on the low end of the range. The comparables on the low end of the range are Comparables 3 and 4. Comparable 4 is an older sale in Livermore with a similar density (net of the 2.6 acre recreation parcel) as the subject Lot 1. This property is considered to have a superior location. However, market conditions have improved substantially since 1992. Further, the comparable has a higher density than the subject and a higher unit value is warranted for the subject Lot 1. Comparable 4 sold for $13,462 per unit. It is in Brentwood, which is considered inferior to the subject location. In spite of its lower density, a higher unit value is warranted for the subject. The current escrow price is considered the best indicator for the subject Lot 1 and an equivalent market value is concluded of $17,374 per unit, or $5.05 per square foot.

                 The Lot 2 property is considered most similar to Comparables 1 and 2 which sold for $52,000 and $59,154 per unit respectively. Comparable 1 has a much lower density and a superior location relative to the subject and a downward adjustment is warranted. Comparable 2 has a similar density but a superior location. It also

         Following page 36:
                 1) Street map of Livermore area labeled "Comparable Residential Land Sales" showing location of subject property and comparables. 2) Table 4: Chart detailing comparable residential land sales data for Triad Business Park.

Appraisal: Triad Business Park, Livermore, CA                         Page 37
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                 does not require the grading likely for Lot 2.  A downward adjustment is warranted. Similar to the Lot 1 property, the current escrow price is considered to be the best indicator for this property. An equivalent unit value is concluded of $47,566 per lot, or $11.12 per square foot.

                 The Lot 3 property has a steep slope and is negatively impacted by the slope restrictions. As shown on the Usable Land Map presented earlier in this report, the remaining buildable portion has a very irregular shape. The irregular shape coupled with the steep topography is considered to decrease the utility of the site substantially. As estimated earlier in the zoning section of the report, a total of approximately 8 units is estimated for this lot. While the effective density is low, the grading and site preparation costs will be higher than the comparable properties. The Comparable 1 property had required grading and sold for $52,000 per unit. The subject has a slightly inferior location and utility and $50,000 per unit is concluded.

         4.      Open Space

                 The subject also has 110 acres of dedicated open space that is north of the residential sites. The topography is relatively steep and the use of the site is considered limited to agricultural. The table on the following page presents three sales of land purchased for open space. The high end of the range, Comparable 1 at $4,429 per acre, is the sale of a property with some future development potential. The subject is considered most similar to the remaining two comparables that sold for $1,400 and $1,874 per acre. The subject is closest to Comparable 2 at the low end of the range and $1,400 per acre is concluded for this portion of the subject.

         E.      Summary

                 The unit values for the subject use components are summarized on the Summary of Aggregate Retail Values table. The aggregate retail value for the subject is shown at the bottom of the table.


         Following page 37:
                 1) Road map of Southern Contra Costa and Eastern Alameda Counties centered on Dublin, California, area labeled "Comparable Open Space Land Sales" showing location of subject property and comparables
                 2) Table 5: Chart detailing data on Comparable Open Space / Agricultural land sales for Triad Business Park.
                 3)  Table 6:  Chart labeled "Summary of Aggregate Retail
                 Values"

Appraisal: Triad Business Park, Livermore, CA                         Page 38
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VIII.    DISCOUNTED (BULK) VALUE CONCLUSION

         The discounted (bulk) value is estimated by using a residual analysis. In a land residual analysis, all costs and revenues associated with selling the finished lots, as well as a profit factor, are taken into account over the time projected to sell the subject parcels. The present value of the net cash proceeds is then calculated by applying a discount rate commensurate with the risk of development.

         The projection of the net cash proceeds involves several steps. The first is the projection of the retail value that could be achieved for the subject parcels assuming retail sale, which was presented in the preceding chapter. The absorption period for the property is then estimated. Overhead and marketing costs, as well as a profit factor, are then deducted from the gross revenue sales over the marketing period to calculate the net cash proceeds. These net cash proceeds are then discounted over the absorption period to an estimate of present worth using a market derived yield rate.

         The current as-is value of the subject property, is estimated by deducting the remaining construction costs for the remaining offsite improvements necessary to construct buildings on the subject lots. As stated previously in this report, the existing assessment and community facilities district bonds are considered a type of financing.

         A.      DCF Assumptions

                 The DCF on the following page shows the calculation of the present value of the subject net cash flows over the projected absorption period. Assumptions concerning absorption, appreciation, profit and the appropriate discount rate, are discussed below.

                 1.       Absorption Period

                          Absorption statistics have been reviewed from various office parks in the Tri-Valley and Bay Area. The absorption projections for the subject take into account all components of demand for land including owner/users and developers of speculative projects, as well as that segment which buys and holds vacant land for investment, inflation hedge, or future expansion purposes.

                          The estimated absorption period for the subject parcels is based on market factors as well as the actual absorption experienced at the subject in the past year. The subject owners have sold or placed in escrow a total of nearly 35 acres during the last year. An additional 4.4 acres have been sold by

Appraisal: Triad Business Park, Livermore, CA                         Page 39
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                          other parties in the subject park.  The absorption
                          rate for the 1996 year is therefore approximately 40 acres.

                          The absorption of land is closely tied to the absorption of the existing office and office/flex space. A total of 382,788 square feet has been absorbed in the Tri-Valley market during the first three quarters of 1996. The strong absorption trend coupled with the limited of new construction during the past three to four years suggests the existing product can be leased in approximately 1 year. Further, there are few large spaces available. Thus it is possible that a large user would not be able to find sufficient space presently.

                          There are approximately 144 usable acres of vacant land in the subject property excluding the 110-acre agricultural parcel. Of this total, approximately 29 acres are in escrow to be sold in early 1997. Thus, if the escrows close as scheduled, there will be approximately 115 acres remaining exclusive of the agricultural parcel.

                          The owner's representative has prepared a 7-year plan to sell the remaining lots in the subject park.
                          Based on the 144 usable acres, this represents an average absorption rate of 20.6 acres per year.
                          Given the 29 acres already in escrow, the absorption rate for the remaining 115 acres over the 7-year period equates to an average of 16 acres per year. Based on the most recent absorption trend, coupled with improving land development conditions and market oriented asking prices, a superior absorption rate appears to be achievable.

                          Based on these considerations, a 5-year absorption period is concluded. This indicates an absorption of
                          28.8 usable acres per year of the subject. This is considered supportable given the projected improvement in the economy and real estate markets, realistic pricing, and aggressive marketing.

                 2.       Cost of Sales

                          Costs related to the sale of the finished parcels included marketing, overhead and real estate taxes. The subject owners have paid commissions of approximately 6 percent of the sale price net of the existing $1.10 in assessments, and 4 percent of the net sale price for the residential land excluding all assessments. Based on the weighted average total retail value of the residential, and commercial portions of the subject including assessments, the average commission is approximately 4 percent. The

         Following page 39:
                 Table 7: Chart labled "Discounted Land Valuation" detailing assumptions and Net Present Value analysis of vacant land parcels.

Appraisal: Triad Business Park, Livermore, CA                         Page 40
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                          owner's representative reports that with improved
                          market conditions, the commission structure will likely be renegotiated.

                          Considering that many of the sales will be direct, a total marketing and overhead expense of 3 percent appears reasonable. Therefore, for purposes of this analysis, three percent of gross annual sales has been allocated for sale costs.

                          The land is assumed to be absorbed on a straight-line basis over the term with property taxes and other minor assessments deducted each year based on the assessed value. The assessed value is the retail value of the property.

                 3.       Profit

                          Entrepreneurial profit is the compensation earned by the developer for successful completion of a real estate development venture. With land development, profit is normally quantified in one of two ways. Profit is either included in the discount rate, or as a separate line item deduction. The latter is often referred to as a bifurcated rate.

                          Residential subdivision investors/developers who use a bifurcated rate typically use 15 to 20 percent of gross sales revenues for profit. Office/industrial land is a riskier investment than residential subdivision land. These factors support a rate toward the high end of the range. The marketing of parcels requires time, effort and risk. The market would therefore also anticipate an entrepreneurial profit for such an undertaking.

                          Typically, developers require a profit level from 10 to 20 percent. The subject properties include retail, industrial, residential and open space land uses. In addition, not all of the offsites are in place. Therefore, a developer would require a sufficient profit level to compensate for the risk involved. Also, the developer receives a greater proportion of the return toward the end of the absorption period. This increases the risk, warranting a higher profit. Thus, a profit level at the high end of the range of 20 percent of sales is concluded.

                 4.       Annual Sales Price Increases

                          The virtual absence of new construction during the last five years has led to dramatic rental rate increases in inner Bay Area locations. In

Appraisal: Triad Business Park, Livermore, CA                         Page 41
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                          anticipation of continued increased demand,
                          developers and owner-users are acquiring land for potential new development. Land values are showing strong appreciation from 1994 and 1995 price levels. Appreciation has been much greater than 10 percent during the past two years. However, Livermore is on the periphery of Bay Area and Tri-Valley development. Appreciation in the Livermore market has historically occurred subsequent to other markets closer to Silicon Valley.

                          Land and rental rates have appreciated substantially in closer-in markets and appreciation in Livermore is expected to continue through 1997. The rate of appreciation is projected to be slightly higher than an inflation estimate of 5 percent annually.

                 5.       Discount Rate

                          In order to estimate the price a knowledgeable developer would be willing to pay for the subject today, it is necessary to discount the net cash flow results at a yield rate commensurate with the risks of land development. This process adjusts for the fact that money received at future dates is worth less than corresponding amounts received today.

                          The net cash flow after holding costs is discounted at 13.5 percent. The discount rate is based on the weighted average cost of funds, assuming a 60 percent first mortgage at slightly less than three points over prime of 8.25 percent, or 11.0 percent. The remaining 40 percent of the required purchase price would be funded by a combination of second deed of trust money, which is considerably more expensive, and equity investment. Second trust deed money is available in the market today for high risk properties at a rate of approximately 15 percent. However, only an estimated additional 20 percent of the total cost could be financed through this mechanism as even second trust deed lenders today want equity contribution to projects. Finally, the last 20 percent of the required funds would likely come from equity money requiring an even higher yield rate. The equity funds would most likely require a return of 20 percent in order to attract an investor to the property. The blended rate is 60 percent of the funds at 11 percent, 20 percent of the funds at 15 percent and 20 percent of the funds at 20 percent. The total blended discount rate is 13.6 percent, which is rounded to 13.5 percent.

                          The selection of a discount rate is also sensitive to the appreciation projection. The appreciation rate used in the DCF is at the low end of growth rate projections. Thus, a discount rate toward the low end of the

Appraisal: Triad Business Park, Livermore, CA                        Page 42
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                 range is indicated, and the concluded discount rate appears reasonable and used in this analysis.

         B.      Bulk Value Conclusion

                 Discounting the net annual income stream for the sale of the subject lots over the absorption period, results in the bulk value of the subject property, which is rounded to a market value conclusion of $20,460,000.

                 As a check of reasonableness, the IRR is calculated using the above value conclusion as a cash outflow at time zero and the net proceeds before profit over the next ten years, as cash inflows. The result is an indicated IRR of 23.5 percent, which is consistent with overall yields required by investors for a comparatively risky venture like land development. It therefore supports the discounted land valuation.

         C.      As-Is Value

                 In order to reach the current as-is value of the subject lots, all remaining lot improvement costs must be deducted from the discounted bulk value. As discussed previously in the report, there are remaining offsite costs necessary for the development of the subject lots that equate to approximately $1.28 per gross square foot. This per square foot cost is essentially the amount the owner plans to fund through four future community funding districts.

                 This unit cost is multiplied by the 182.57 acres, or 7,952,749 square feet which results in a total remaining cost of $10,179,519 for the subject lots. In addition, the cost of utilizing the Collier Canyon 1 acre parcel for street widening is included at the negotiated price of $35,000. The total as-is deductions equate to $10,214,519. The as-is value is calculated as follows:

Bulk Value Conclusion                                                $20,460,000
Less Remaining Site Finishing Costs                                 ($10,179,519)
Less Collier Canyon Road Parcel Cost                                    ($35,000)
                                                                     -----------

As-Is Value Conclusion                                               $10,245,481

Rounded                                                              $10,250,000

Appraisal: Triad Business Park, Livermore, CA                         Page 43
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IX.      VALUE OF TRIAD BUILDINGS - DIRECT SALES COMPARISON APPROACH

         In this approach, the value of the subject property is established by a comparison to other comparable properties which have sold in the recent past. The table on the following page summarizes comparable sales. The comparables are further discussed in the following paragraphs. The comparable properties were selected primarily based on their location and leased status. The subject is leased to Triad Systems on an absolute net basis for a five-year term with a five-year option. The lease is discussed in detail later in the Income Approach. The first comparable was selected because it is a good quality R&D facility in San Ramon that sold fully leased. The next three comparables were selected because they are R&D facilities that sold with a single tenant in place on a triple net basis. The remaining comparable was selected because it is a good quality project close to the subject that sold 90 percent leased.

         A.      Comparable Building Sales

                 COMPARABLE 1 is the Norris Tech Center at Bishop Ranch in San Ramon. This property consists of two tilt-up concrete and one steel frame office/flex buildings at 2300 Camon Ramon, 4550 Norris Canyon Road and 4600 Norris Canyon Road. The concrete tilt-up buildings are two stories and the steel frame building is three stories. The buildings contain a combined building area of 260,480 square feet. The improvements were constructed in 1990 and 1984 and 1985 and are improved with approximately 72 percent office space. The improvements show a coverage ratio of 35.4 percent. Parking is available at a ratio of 4 spaces for every 1,000 square feet of building area. The 2300 Camino Ramon building is 100 leased to AT&T Network Systems until July 2000. The 4550 Norris Canyon Road building is leased to three tenants with 10 years remaining terms and the 4600 Norris Canyon Road building is leased to two tenants for 10 years remaining terms.

                 In September of 1996, Highridge Partners sold this property to William Wilson & Associates for a reported price of $30,000,000 or $115.17 per square foot of building area.
                 Based on the combined pro-forma net income for the buildings, and including a vacancy and collection loss of 5 percent, the net operating income is $2,919,665. The indicated capitalization rate is 9.7 percent.

                 COMPARABLE 2 is the sale of a building located at 1210 California Circle in Milpitas. This is a 120,576 square foot, one story, concrete tilt up facility in average condition. It was constructed in 1987 on a 411,642 square foot site, reflecting a floor area ratio of 209 percent. The interior is improved with approximately 40 percent office space. The remainder of the space is warehouse which is access by 9 dock high doors and 4 grade level doors, has a clear height of

         Following page 43:
                 1) Road map of Greater San Francisco Bay Area labeled "Comparable Building Sales" showing location of subject property and comparables
                 2) Table 8: Chart detailing data on Comparable Building Sales for Triad Business Park.

Appraisal: Triad Business Park, Livermore, CA                         Page 44
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                 24 feet, and 4,000 amp power.  Parking is provided at a ratio of 3.7 spaces per 1,000 square feet of building area.

                 In June 1996, this comparable was sold for an all cash price of $12,550,000. This is equivalent to a unit value of $104.08 per square foot of building area. At the time of sale, the entire building was leased to LAM Research. This lease was singed in February 1996 for a ten-year term with annual rent escalations of four percent on a triple net basis. As of the date of sale the reported net operating income was $1,159,170. Compared to the sale price, this indicates an overall rate of
                 9.2 percent.

                 COMPARABLE 3 is the sale of 103,060 square foot R&D building located at 45757 Northport Loop in Fremont. This one-story concrete tilt up building was constructed in 1983 and is in average condition. The underlying land area is 283,140 square feet, indicated a floor area ratio of 36 percent. The interior is built out with approximately 70 percent office space. The remaining warehouse space includes one dock high door and three grade level doors, a 16-foot clear height, and 2,000 amp power. Parking is provided at a ratio of 3.0 spaces per 1,000 square feet of building area.

                 In April 1996, this building sold for an all cash price of $9,278,000. This is equivalent to a unit value of $90.03 per square foot of building area. At the time of sale the entire building was leased to LAM Research. This lease was signed in October 1995 for a ten-year term at an effective rental rate of $0.72 per square foot per month on a triple net basis. Net operating income at the time of sale was reported at $857,700. Compared to the sale price, this indicates an overall rate of
                 9.2 percent. This building was on the market for approximately 3 months prior to this transaction.

                 COMPARABLE 4 is located at 330-350 Twin Dolphin Drive in Redwood City. This is a two-building 121,194 square foot, good quality, concrete tilt-up office/R&D complex. There is one, 45,792 square foot structure which contains nearly 100 percent finished office and one, 75,402 square foot structure that contains approximately 50 percent office and 50 percent manufacturing/warehouse with partial dropped ceiling. The building improvements were constructed in 1994 and are in good condition. The buildings are situated on a 9.274 acre site, reflecting an FAR of 30 percent.

                 In February 1996, this property transacted for a cash-equivalent purchase price of $17,364,0000, equivalent to a unit value of $143.27 per square foot of building area. At the time of sale, the property was 100 percent leased to Harris Corporation who commenced on a 12 year triple net lease in August 1995. The

Appraisal: Triad Business Park, Livermore, CA                         Page 45
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                 initial contract rental rate was $1.12 per square foot per month with annual $0.05 per square foot per month escalations. The leased rate was based on a $25.00 per square foot tenant improvement allowance to the building shell. Gross annual income based on the first rent escalation equates to $1,701,564. After deducting five percent for vacancy and two percent for triple net expense, net operating income is estimated at $1,584,156. The overall rate indicated by the transaction is 9.1 percent.

                 COMPARABLE 5 is the Signature Center property located at 4900 and 5000 Hopyard Road just west of the Hacienda Business Park in Pleasanton. This property consists of one, three-story and one, four-story, steel frame office buildings, which were constructed in 1985. They are of excellent quality and in good condition. Also included is a two-story parking garage on a separate parcel which provides parking at a ratio of 4.0 spaces per 1,000 square feet of rentable area. Total rentable building area is approximately 255,000 square feet.

                 In August 1995, Principal Mutual Life Insurance Company purchased the property from Calprop L.P. for a cash price of $24,500,000, or $96.08 per square foot of building area. The seller had previously purchased the property, with a portfolio of other properties, early in 1994. The building had been marketed for approximately 6 months, and had fallen out of escrow with another buyer.

                 In addition to the purchase price, the purchaser assumed approximately $3,000,000, or approximately $11.76 per square foot of building area, in assessment bonds. At the time of sale, the property was approximately 90 percent leased, with the stabilized net operating income at the time of sale approximately $2,352,320 including a deduction for the assessment bond payments. Based on this net income, the indicated capitalization rate from this transaction is 9.6 percent.

         B.      Analysis

                 The comparables show a range from $90.03 to $143.27 per square foot of building area. They range in size from approximately 103,060 to 260,480 square feet. Adjustment for location, quality, physical characteristics, income and terms of sale result in appropriated unit value indication for the subject property.

                 At the low end of the range is the 45757 Northport Loop comparables at $90.03 per square foot. The comparable has a superior Fremont location and a downward adjustment is warranted for location. However, the comparable property has a much lower level of interior buildout and an unattractive exterior facade. The low build-out and inferior quality is reflected in the lower rental rate for the comparable property. A higher unit value is warranted for the subject.

Appraisal: Triad Business Park, Livermore, CA                         Page 46
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                 The high end of the range is the 330-350 Twin Dolphin Drive comparable at $143.27 per square foot. The comparable's Redwood Shores location is significantly superior to the subject's location. In terms of interior build-out, the subject and the comparable are similar. The exterior finish for the comparable is slightly superior. A significant downward adjustment is warranted for superior leased status of the comparable versus the subject. The comparable is long-term leased to Harris Corporation at a rental rate significantly higher than achievable at the subject. A lower unit value is warranted for the subject.

                 The remaining comparables are in the middle of the range. Comparable 1 at 4550 Norris Road in Bishop Ranch sold for $115.17 per square foot. The comparable has a superior location in Bishop Ranch along the 680 Corridor. The comparable location was the first in the subject's greater market to report improving market conditions. The comparable also has a superior leased status with most of tenants having remaining terms of at least 10 years. The quality of improvements is considered similar to the subject improvements. Overall, a lower unit value is warranted for location and leased status.

                 Comparable 2 at 1210 California Circle in Milpitas sold for $104.08 per square foot. The comparable location is considered significantly superior to the subject location and a downward adjustment is warranted. The comparable building is slightly inferior in quality and interior build-out. However, it is leased on a long term basis to LAM Research with annual rent increases. A lower unit value is warranted for the subject property.

                 Comparable 5 the Signature Center on Hopyard Road sold for $107.84 per square foot. This is the oldest sale and an upward adjustment is warranted for improved market conditions subsequent to this sale. The comparable location in Pleasanton is considered superior to the subject's location and a downward adjustment is warranted. The comparable improvements are superior in quality and build-out relative to the subject and a downward adjustment is warranted for this factor. Overall, a downward adjustment is warranted, which is somewhat offset by improved market conditions.

                 In summary, the unit value of the subject is considered to be significantly below the comparables on the high end of the range. It is considered to be bracketed by Comparable 3 at $90.03 per square foot and Comparables 2 and 5 at $104.08 and
                 $107.84 respectively.   In reaching a final value conclusion,
                 the subject's superior build-out and quality relative to the Comparable 3 property is considered and $100.00 per square foot is concluded. The indicated value is as follows:

219,818 square feet x $100.00 per square foot =                     $21,981,800

Rounded                                                             $21,980,000

Appraisal: Triad Business Park, Livermore, CA                         Page 47
-----------------------------------------------------------------------------

X.       VALUATION BY THE INCOME APPROACH

         In the Income Approach, property is valued by estimating a stabilized net operating income for the subject and then applying an overall capitalization rate commensurate with the risk inherent in the ownership of the property.

         A.      CURRENT LEASING STATUS

                 ORIGINAL LEASE TERMS AND TENANT SYNOPSIS

                 The subject property is fully leased by Triad Systems Corporation, which primary business is to develop software sales and inventory management systems for the automotive and hardware industries. These systems and the related ongoing support are then sold or leased to individual customers.

                 The Triad financial report for fiscal year 1996, that ended in September 1996, shows that revenues in 1996 were relatively flat at $175.7 million versus 175.1 million in 1995. The report also notes that Triad is being purchased by a newly formed and jointly owned company formed by Hicks Muse, a private investment company and Cooperative Computing, a company that provides information-management solutions to large warehouse distributors.

                 An analysis prepared by Standard and Poor's of the company shows a 1.3 percent decline in operating revenues over the past year and notes a $9,000,000 writeoff related to an automotive product issue and realignment of the automotive aftermarket operations. However, the report also notes that Triad, prior to the recent write off, had not recorded an operating loss since the third quarter of 1989. Standard and Poor's gives Triad's stock an average risk rating, a high strength rating and a B- earnings/dividend ranking.

                 The landlord is 3055 Triad Drive Corp., which we are informed by the owner's representative is a related entity of the tenant. The original lease is dated August 1, 1988 with a term through August 31, 2003. The rent is $2,505,720 per year, flat for the entire term of the lease. The terms require the tenant to pay for all expenses including replacement if the buildings are destroyed.

                 PENDING LEASE AMENDMENT

                 The appraisers are in receipt of an unsigned document entitled First Amendment to the Project Lease Agreement which is included in the Addenda of the appraisal. The pending lease amendment will change the expiration date of the lease to December 31, 2001 and grant the tenant one - 5 year option to renew. The rental

Appraisal: Triad Business Park, Livermore, CA                         Page 48
-----------------------------------------------------------------------------

                 rate is also changed. Beginning January 1, 1997 through December 31, 1998 it is $2,505,924 per year, or $0.95 per square foot per month. The rent for the remaining three years of the term is the "fair market rental value" but no less than the rent at the time of negotiation and no greater than 120
                 percent more.   If the parties cannot agree on the fair market
                 rental, the lease has provisions for retaining real estate brokers in the market. If the real estate brokers cannot agree to the rental rate, a third broker is retained. The three brokers are unable to agree, the three opinions of the fair market rental are added and averaged. The specific language of the lease is as follows:

                          "Within (30) days after the selection of the third Broker, a majority of the Brokers shall set the Annual Base Rental for the remaining term. If a majority of the Brokers is unable to set the Annual Base Rental within the stipulated period of time, Landlord's Broker shall arrange for simultaneous exchange of written opinions of value from each of the Brokers and the three (3) opinions of value shall be added together and the total divided by (3); the resulting quotient shall be the Annual Base Rental for the Premises during the remaining term. If, however, the low opinion of value and/or the high opinion of value are/is more than ten percent (10%) lower and/or higher than the middle opinion of value, the low opinion of value and /or the high opinion of value shall be disregarded. If only (1) opinion of value is disregarded, the remaining two (2) opinions of value shall be added together and their total divided by two (2); the resulting quotient shall be the Annual Base Rental for the Premises during the remaining term. If both the low opinion of value and the high opinion of value are disregarded as stated in this Section, the middle opinion of value shall be the Annual Base Rental for the Premises for the remaining term."

                 The rent during the five year option period is established in a similar manner but if the parties are unable to agree, real estate appraisers instead of brokers are appointed to establish the rental rate. As stated in the agreement, the rental rate cannot be less than the rent at the time of the option period. The remaining terms of the original lease are not changed.

Appraisal: Triad Business Park, Livermore, CA                         Page 49
-----------------------------------------------------------------------------

         B.      LEASE SURVEY AND ANALYSIS

                 The table on the following page presents comparable leases of single tenant triple net leased research and development projects. The subject is the only large single tenant occupied research and development facility in Livermore and the search for comparable properties was broadened to include western Alameda County. As shown, the comparables are all on a triple net expense basis. The leases typically include escalations during the term.

                 The comparables indicate a range from $0.60 per square foot to $1.10 per square foot on a triple net expense basis. Most of the leases are relatively recent and thus reflect current market conditions. The only dated comparable, Comparable 7, Cellotape, is adjusted upward for market conditions. Rents for R&D space have been increasing in this market during the last 12 months.

                 Regarding quality of construction, condition, and appeal, the comparables vary greatly in terms of the percentage office improvements. In general, higher rents are paid for building with greater office improvements. The high end of the range are the leases to ProBusiness, a payroll service company, Robert Half International, a recruiting company, and Pacific Bell Communications. These leases were fully built-out for the tenants and the relatively high rental rate reflects the quality of the space and the comparables superior location in Pleasanton. A lower rental rate is warranted for the subject.

                 The remaining comparables show rental rates from $0.60 to $0.78 per square foot. These properties have superior locations in Fremont, but have lower levels of office build
                 out.    These comparables are considered more indicative of
                 the market rental rate for the subject property. The superior office improvements at the subject property is considered to be offset by the subject's location.

                 Overall, the comparable properties are similar to the subject except for location. Based on the comparables identified above, and with consideration for the subject's size, specific location, interior build out, condition and appeal, market rent is estimated at $0.80 per square foot per month, triple net. This represents a starting rent for a typical five-year term with no free rent nor other concessions.

                 The contract rent for the subject is currently equivalent to $0.95 per square foot. Assuming 3.5 annual increases in market rental rates it will take approximately 5 years for the current contract rent to equal market rents. Thus, it is unlikely that the rent will be increased as of the adjustment date on January 1, 1999.

                 Following page 49:
                 1) Road map of Southern Contra Costa and Eastern Alameda Counties, centered on Dublin, California Labeled "Comparable Rentals" showing location of subject property and comparables.
                 2) Table 9: Chart detailing data on Comparable Leases for Triad Business Park.

Appraisal: Triad Business Park, Livermore, CA                         Page 50
-----------------------------------------------------------------------------

         C.      STABILIZED INCOME STATEMENT

                 A summary of the estimated stabilized income for the subject property is presented on the table on the following page.

                 1.       Income

                          The subject has five years remaining of its rental term. Although the contract rental rate is renegotiated after two years, the terms of the lease do not allow the contract rent to be lowered from its current level. Based on an annual rent appreciation rate of 3.5 percent, the contract rent will continue until the end of the first lease term. Therefore, contract rent is used in this analysis. Gross potential income is estimated on an annualized basis at $2,505,924.

                          In estimating the stabilized value, a provision for vacancy is considered appropriate to account for tenant turnover, uncollectible rent and the potentially unoccupied periods during the investment term. The estimated loss of income due to vacancy and collection loss is estimated at 5 percent, or $125,296.

                          Subtracting vacancy and collection loss from gross potential income results in an effective gross income of $2,380,628.

                 2.       Operating Expenses

                          The survey of leases in the area indicates that most leases are on a triple net basis. The tenant is responsible for all utilities, taxes, insurance and maintenance expenses.

                          The only costs incurred by the lessor are management fees and reserves. Management fees are estimated based on 2.0 percent of effective gross income, and reserves are estimated based on 1.0 percent of effective gross income, for total expenses of $71,419.

                 3.       Net Operating Income

                          Subtracting operating expenses from the effective gross income results in a net operating income of $2,309,209.

                 Following page 50:
                 1) Table 10: Stabilized Net Operating Income Statement for Triad Business Park showing Stabilized Net Operating Income of $2,309,209.00, capitalized at 10.5% for a total stabilized value of $21,990,000.

Appraisal: Triad Business Park, Livermore, CA                         Page 51
-----------------------------------------------------------------------------


                 4.       Capitalization Rate Selection

                          The appropriate rate of capitalization for the subject is based on the quantity, quality, durability and general risk associated with the estimated stabilized net income. Also considered is the demand for and supply of competing properties with regard to the location, size and quality of the subject relative to other buildings within the market area.

                          The most effective method of derivation of the capitalization rate is abstraction from the comparable sales data. The sales indicated capitalization rates between 9.1 and 9.7 percent.
                          The low end of the range is represented by Comparable 4 at 330-350 Twin Dolphin Drive that sold with a 9.1 percent capitalization rate. The comparable location is considered superior to the subject location and the comparable lease terms are superior to the subject lease terms. A higher capitalization rate is warranted.

                          Comparable 3 at 45757 NorthPort Loop in Fremont is also at the low end of the range at 9.2 percent.
                          This property also has a superior location with a superior lease term. A higher capitalization rate is warranted.

                          Comparable 2 at 1210 California Drive sold with a 9.2 percent capitalization rate. The superior lease term and location of this comparable warrant a higher capitalization rate for the subject.

                          The high end of the range is represented by Comparables 1 and 5. These are both multi-tenant properties that have a combination of triple net and serviced tenants. This investment type is less attractive than a single tenant net leased investment. However, both comparables have a superior location and the tenants in these complexes have longer remaining terms to their leases.

                          Because the subject lease has only five years remaining, a capitalization rate slightly above this range is indicated. In spite of a recent loss due to an expense write off, the tenant has shown steady operations over the past several years and is considered to be of average creditworthiness. The building was constructed as the tenant's headquarters and the evidence points to the possibility of a tenancy beyond the initial term.

                          Based on these factors, a relatively high capitalization rate of 10.5 percent is concluded for the subject.

Appraisal: Triad Business Park, Livermore, CA                         Page 52
-----------------------------------------------------------------------------

         D.      VALUE CONCLUSION

                 Applying the capitalization rate to the estimated net operating income results in the following value conclusion:

                 Market Value:                                                                $21,992,466

                 Rounded:                                                                     $21,990,000

Appraisal: Triad Business Park, Livermore, CA                         Page 53
-----------------------------------------------------------------------------

XI.      RECONCILIATION AND CONCLUSION - BUILDING IMPROVEMENTS

         The values indicated by the approaches used in this report were as follows:

         Sales Comparison Approach                                                   $21,980,000

         Income Approach                                                             $21,990,000

         The Sales Comparison Approach used recent building sales. The comparable sales were related to the subject on a price per square foot basis. There was good market data for comparison. However, none of the comparables were exactly like the subject. This factor was adjusted for and this approach is considered valid.

         The Income Approach relied on contract rental information. There was good information regarding capitalization rates. Overall, there was good information available for this approach. The subject property is fully leased for the next five years with the potential of the tenant renewing in five years. It is considered to have greatest appeal to the investor market which considers the Income Approach as a primary value indicator.

         The subject is considered to most likely be purchased by an investor. These purchasers often use the Sales Comparison Approach weight the risk to the income stream. In reaching a final value conclusion for the subject property, most weight is placed on the Income Approach. The final value for the subject building improvements is:

                                  $21,990,000

Appraisal: Triad Business Park, Livermore, CA                         Page 54
-----------------------------------------------------------------------------

XII.     FINAL VALUE CONCLUSION


         The values concluded for the subject components are as follows:

         As-Is Bulk Value - Vacant Land                                              $10,250,000

         As-Is Value - Headquarters Building                                         $21,990,000

         Total Value Conclusion                                                      $32,240,000

         The subject property consists of more than 185 acres of vacant land that requires offsite improvements and a triple net leased headquarters complex. The subject is appraised assuming it is sold in a single transaction. The number of buyers that would seek to purchase both property types in a single transaction is considered limited. The vacant land would disinterest many potential purchasers of the leased buildings. The likely buyer of the subject is considered to be an entrepreneurial development firm that would purchase the property and sell portions to another investor. A slight discount from the total aggregate value is warranted to provide a buyer with the impetus to purchase both property types. The brokerage commission to resell the buildings is estimated in the range of 2 percent and this discount to the value of the office building is considered appropriate for this analysis. The resulting as-is value is shown as follows:

         Aggregate Total Value                                                       $32,240,000

         Less two percent of office value                                              ($439,800)

         As-is Value Conclusion                                                      $31,800,200

         Rounded                                                                     $31,800,000

         Based on the research and analysis contained within this report and subject to the assumptions and limiting conditions contained herein, it is the opinion of the appraisers that the cash equivalent market value of the fee simple and leased fee interest in the subject property, in as-is condition, assuming sale in a single transaction, as of November 1, 1996, is:

               THIRTY ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                 ($31,800,000)

Appraisal: Triad Business Park, Livermore, CA                         Page 55
-----------------------------------------------------------------------------

XIII.    EXPOSURE/MARKETING PERIOD

         A. EXPOSURE PERIOD (UNIFORM STANDARDS OF APPRAISAL PRACTICE, P.71, THE APPRAISAL STANDARDS BOARD OF THE APPRAISAL FOUNDATION)

                 The estimated length of time that the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.

                 Based on discussions with brokers active in the subject's immediate market area, the exposure period for the subject is expected to be within twelve months. Specific examples of exposure period vary from property to property. Properties will sell relatively quickly at a market oriented price.
                 Peter F. Korpacz & Associates, Inc. prepares a quarterly survey of real estate investors covering all types of commercial real estate on a national basis. Their study shows that all buildings surveyed require an average marketing period of 9.9 months in order to sell, as of the second quarter of 1996. The exposure period for the subject is concluded to be within 12 months.

         B. MARKETING TIME (THE DICTIONARY OF REAL ESTATE APPRAISAL, THIRD EDITION, (CHICAGO: APPRAISAL INSTITUTE, 1993), PP. 220-221

                 1. "The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal."

                 2. "Reasonable marketing time is an estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by concurrent market conditions."

                 Based on the forecast stable market conditions, the marketing time is also concluded to be within 12 months.

                                        February 18, 1997

Mr. Larry D. McReynolds
Manager Real Estate and Facilities
Triad Systems Corporation
3055 Triad Drive
Livermore, CA 94550-9559

                                        Re: 97-ASF-68, Appraisal
                                            Proposed LLC Per Share
                                            Market Value

Dear Mr. McReynolds :

At your request and authorization, Carneghi-Bautovich & Partners, Inc. has appraised the estimated market value per share of a proposed Limited Liability Company (LLC). The LLC is being formed for the sole purpose of managing, maximizing the value of, and liquidating certain real estate assets of Triad Systems Corporation. The underlying real estate assets of the proposed LLC were previously valued by Carneghi-Bautovich & Partners, Inc. in a complete appraisal/self-contained report identified as 96-ASF-359 dated November 18, 1996. That appraisal concludes that the market value of the fee interest in the real estate as of November 1, 1996 was $31,800,000. That appraisal report is incorporated herein by reference and is an integral part of the LLC per share valuation which follows.

Since the appraisal was completed, one parcel of the subject property land has been sold and transferred. Parcel 15, a 4.15 acre parcel, was sold for $576,351 net and closed in December 1996. The buyer also assumed $198,372 in existing assessment bonds and is obligated to assume an additional $230,833 in future assessment bonds for a gross price of $1,005,556. The gross retail market value of the parcel in the appraisal was estimated at $1,161,537 (Table 6, page 37.2). The transfer price was 13.4 percent less than the appraised value. The seller's representative stated that this is because a cash discount was given in order to motivate a close of escrow by the end of the year. The actual net proceeds of this sale are deducted from the appraised value in order to adjust the value to reflect the remaining real estate assets of the LLC. The future assessment bonds to be assumed by the buyer have already been deducted from the $31,800.000 value conclusion of the appraisal while the existing bond debt is deducted in the net asset value calculation discussed below.

Ownership shares in the LLC are to be distributed to the existing Triad Corporation shareholders. The total anticipated shares are 19,800,000 and the date of issue is anticipated to be March 15, 1997, which is also the prospective date of the per share value. The first step in the per share market valuation is a calculation of the net asset value of the underlying assets.
The components of the valuation are the underlying real estate assets, less existing debt, plus any other assets such as cash and receivables. The net asset value per share can be calculated as follows:

         Market Value of the Real Estate - Based on Appraisal                                 $31,800,000.

         Less Net Proceeds from Parcel 15 (sold after the Appraisal Date)                        (576,351.)
                                                                                              ------------

         Gross Market Value of Real Estate                                                    $31,223,649.

         Plus Receivables (Owed by the City Livermore)                                          2,100,000.

         Plus Estimated Cash in the LLC                                                           100,000.

         Less Bond Assessment Debt                                                             (9,470,000.)

         Less Real Estate Mortgage Debt                                                        (9,850,000.)
                                                                                              ------------

         Net Asset Value                                                                      $14,103,649.

         Net Asset Value Per Share (19,800,000 shares)                                              $0.71

The above calculations are purely mathematical and do not deal with the issue of how the market would respond to the shares offered for sale in the LLC. The vast majority of the assets in the LLC are real estate. Typically shares in real estate based companies are valued relatively close to the net asset value. Discounts or premiums in the market are based on the collective market judgement as to how much risk versus upside potential the individual real estate holding have. At the current time, REIT's typically sell at a slight premium to the net asset value; presumably because the stock buyer believes that management can increase the yields in the future. REIT's, however, are by nature income focused vehicles intended for operation indefinitely. The LLC which is the subject of this valuation is planned to operate for the next several years but only for purposes of maximizing and then liquidating the assets of the company to the shareholders. Further, the LLC is relatively highly leveraged and a major portion of the real estate assets are vacant land, which has inherently more risk than an improved property with an income stream. Publicly traded real estate development firms with a large amount of vacant land, including locally based Catellus and Newhall Land, are generally acknowledged to trade at approximately 70% of the underlying asset value, in part because there is less liquidity in the assets and greater risk in holding and developing vacant land.

The LLC will have real estate valued in an independent appraisal at $31,800,000 gross before consideration of debt. The total debt including real estate mortgages and assessment district bond debt is approximately $19,320,000. Hence, the debt to equity ratio is 61%, which is high for a publicly traded company. The real estate assets of the LLC are made up of vacant land and improved income producing office and manufacturing buildings. The vacant land makes up approximately 32% of the total. The vacant land has the potential to appreciate but it does not generate income to pay the debt or for continuing operations. Although the income from the improved properties will generate operating income, using this income to carry the land debt will dilute the market expected yield (capitalization rate) from the improved property. Also, the LLC income producing property is

Mr. Larry D. McReynolds                 3                   February 18, 1997

all in a single location and leased to a single tenant, thereby concentrating exposure and eliminating the portfolio diversification that investors seek in REIT and similar investments.

There is no way of measuring precisely how the market will respond to the LLC shares. However, a discount to the net asset value per share is suggested by a review of the factors affecting the LLC. These factors can be summarized as follows:

         1. The assets are made up of a large amount of vacant land which the market recognizes as being more speculative and having higher risk than the improved property. Although there is improved income producing property it is concentrated in a single location and leased to a single tenant thereby eliminating portfolio diversification.

         2. The LLC is relatively highly leveraged with a 61% debt to equity ratio.

         3. Although the improved property net income will fund debt service and operations, this means a large portion of the investors return is dependent on appreciation of the vacant land.

         4. The appraised value of the underlying vacant land is based on a projected five year sell out period, a 13.5% discount rate and other assumptions. Small changes in these assumptions will result in differing value conclusions, again illustrating the greater risk in the raw land portion of the subject.

         5. Most stock market real estate investors in vehicles such as REIT's are motivated by income considerations and as a mean of diversifying a stock portfolio. While the improved portion of the LLC real estate assets accomplishes this, the vacant land portion does not.

Based on all these factors, it is my opinion that the LLC shares will likely trade at a discount from the underlying asset value at least in the first 6 months to a year of the LLC operations as investors weigh the likely success of the vacant land sell out. Given the overall strength of the real estate markets at the current time, I am of the opinion that a 10 to 20 percent discount is likely. Using the mid-point of 15, my opinion of the per share value of the LLC at initial trading, estimated to be March 15, 1997 is as follows:

         Net Asset Value Per Share (19,800,000 shares)                               $0.71

         Discount                                                                               15%

         Estimated Per Share Trading Price on March 15, 1997                         $0.60

The purpose of this appraisal is to estimate the initial per share trading price of the LLC. The intended use of this appraisal is for income tax related issues and possible review by the Internal

Mr. Larry D. McReynolds                 4                   February 18, 1997


Revenue Service. IT IS NOT THE INTENDED THAT THE USE OF THIS APPRAISAL BE TO PROVIDE INVESTMENT ADVICE TO ANY SHAREHOLDERS OR ANY OTHER PARTIES TO THE LLC OR RELATED REAL ESTATE OR OTHER ASSETS. The above value conclusion is predicated on the accuracy of the above accounting numbers for which the appraiser takes no responsibility; namely the receivables, cash, bond assessment debt and real estate mortgage debt. These accounting numbers were obtained from Leon J. Moore, Director of Taxation with Triad Systems Corp. and Karl D. Detweiler, Partner Tax, Coopers & Lybrand LLP.

I, the undersigned hereby certify that, to the best of my knowledge and belief: the statements of fact contained in this report are true and correct; the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions; I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved; my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event; the appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan; my analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice, Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute; I have made a personal inspection of the property that is the subject of this report; no one provided significant professional assistance to the person signing this report. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. As of the date of this report Chris Carneghi has completed the requirements under the continuing education program of the Appraisal Institute. In accordance with the Competency Provision in the USPAP, I certify that my education and knowledge is sufficient to appraise the type of property being valued in this report.

I am pleased to have had this opportunity to be of service. Please contact me if there are any questions regarding this appraisal.


                                        Sincerely,

                                        CARNEGHI-BAUTOVICH & PARTNERS, INC.

                                        /s/ CHRIS CARNEGHI
                                        ------------------
                                        Chris Carneghi, MAI